  As filed with the Securities and Exchange Commission on May 15, 2007
Registration Number 333-140129

Amendment No. 2
to
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

USTelematics, Inc.
(Name of Small Business Issuer in its Charter)

Delaware	3663	20-3600207
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

335 Richert Drive
Wood Dale, Illinois 60191
630-595-0049
(Address and telephone number of principal executive offices)

Howard Leventhal
President and Chief Executive Officer
335 Richert Drive
Wood Dale, Illinois 60191
630-595-0049
(Name, address and telephone number of agent for service)

Copies to:
Marc J. Ross, Esq.
Louis A. Brilleman, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway
New York, New York 10006
Tel: (212) 930-9700
Fax: (212) 930-9725

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, par value
$0.0001 (2)	100,000	$0.75	$75,000	$8.03

Common Stock, par value
$0.0001 (3)	1,804,800	$0.75	$1,353,600	$144.84

Total	1,904,800		$1,428,600	$152.87

(1)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended (the “Act”).

(2)	Represents shares to be offered by the Registrant on a best efforts basis.

(3)
Represents shares issuable upon conversion of convertible debentures. The number of shares included herein is the maximum permitted by the Securities and Exchange Commission under current interpretations of Rule 415 promulgated under the Act.

The registrant hereby amends this registration statement on such date or date(s) as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the commission acting pursuant to said Section 8(a) may determine.

The information in this prospectus is not complete and may be changed. The securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

Subject to Completion, Dated May 15, 2007

USTelematics, Inc.

1,904,800 Shares of Common Stock

This offering relates to the following shares of our common stock:

•	100,000 shares of common stock at an offering price of $0.75 per share offered by us directly to the public on a “best-efforts basis” for a period of 90 days after the date hereof; and

•
1,804,800 shares of common stock to be resold by a total of 26 selling securityholders, consisting solely of shares issuable upon conversion of convertible debentures that will be sold initially at a fixed price of $0.75 per share until such time as a market develops for the Company's shares. If and when a market develops, the shares may be sold at prevailing market prices or at privately negotiated prices.

The 100,000 shares to be sold by us directly to the public will be offered on our behalf by Howard Leventhal, our President. See page 37 f or a complete description of the plan of distribution. No minimum amount is required to be sold and all proceeds from the offering and sale of these shares will be used by us immediately for working capital purposes. The proceeds may not be sufficient to cover the expenses in connection with this offering.

The offering of 100,000 shares by us and the resale of 1,804,800 shares by existing securityholders will run concurrently. We will not receive any proceeds from the shares offered by the selling stockholders. All costs associated with this registration will be borne by us.

There is currently no public market for our securities. Until such time as a market price for our common stock is quoted on the OTC Bulletin Board, the selling securityholders will sell their shares at a price of $0.75 per share. Thereafter, they may sell their shares in public or private transactions, at prevailing market prices or at privately negotiated prices. We are currently in discussions with various broker-dealers to arrange for an application to be filed with the National Association of Securities Dealers (NASD) for the public trading of our common stock on the OTC Bulletin Board. There is no assurance that our common stock will be quoted on the OTC Bulletin Board or any stock exchange.

Investing in these securities involves significant risks. See "Risk Factors" beginning on page 3.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is ________, 2007

You may only rely on the information contained in this prospectus or that we have referred you to. We have not authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the common stock offered by this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any common stock in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or that the information contained by reference to this prospectus is correct as of any time after its date.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus carefully, including, the section entitled "Risk Factors" before deciding to invest in our common stock. USTelematics, Inc. is referred to throughout this prospectus as "USTelematics," "we" or "us."

General

We were incorporated in October 2005 in the State of Delaware under the name Mobilier, Inc. for the purpose of engaging in the research, development, manufacturing and marketing of proprietary broadband telecommunications and electronic entertainment products for use in moving vehicles. Our initial principal hardware product is Voyager ™ , a patent-pending mobile antenna, capable of receiving DirecTV and Dish Network satellite TV broadcasts in moving vehicles. We are a development stage company and, to date, we have not sold any products or generated any revenues.

From inception, we have been developing our technology and products, mostly through the efforts of some of our technical staff members who have been working for us without pay.

Our principal executive office is located at 335 Richert Drive, Wood Dale, Illinois 60191 and our telephone number at that location is 630-595-0049.

Recent Financings

Debentures

On December 12, 2006, we entered into and consummated a securities purchase agreement with a group of 12 accredited investors for the issuance of our 9% Senior Secured Convertible Debentures in the principal amount of $3,565,000 (the “Debentures”). Interest is payable in cash or, at our option in registered shares of our common stock (at a 20% discount to the average of the lowest 3 intra-day trading prices during the 20 trading days immediately prior to the interest payment due date). Principal payments may only be made in cash, unless the holder of the Debentures elects to convert all or part of the principal, as described below. Upon an event of default, the interest rate of the Debentures will be increased to 18%. The Debentures mature two years from the date of issuance. We have granted a security interest in all of our assets to secure our obligations under the Debentures.

All amounts due under the Debentures may be converted at any time, in part or in whole, at the written election of the holder thereof, into shares of our common stock at a fixed conversion price of $0.50 (which conversion price is subject to standard adjustments in the event we sell securities at a lower price in the future). No conversions may take place if it would cause a holder of the Debentures to become the beneficial owner of more than 4.99% of the outstanding shares of our common stock, which limitation is subject to waiver by an investor upon 61 days prior written notice to us. Shares issued upon conversion of the Debentures and as interest payments thereunder will be issued to the holder of the Debentures in reliance upon a private placement exemption and may therefore be issued without registration. Only the resale of those shares is being registered herewith.

We also issued to the holders of the Debentures Class A Warrants to purchase 7,130,000 shares of our common stock at $0.55 per share and Class B Warrants to purchase 3,565,000 shares of Common Stock at $0.75 per share. All warrants are exercisable for a period of five years.

Exchange Debentures

Also on December 12, 2006, we issued debentures (the “Exchange Debentures”) in the principal amount of approximately $1,597,397 in exchange for debentures issued to a group of 15 investors (the “Bridge Investors”) in April 2006 (the “Bridge Financing”). The Exchange Debentures are identical to the Debentures in all respects, except that the fixed conversion price of the Exchange Debentures is $0.375. With the exception of one Bridge Investor, none of the Bridge Investors purchased Debentures in the December 2006 offering.

We also issued to the Bridge Investors Class A Warrants to purchase 4,259,726 shares of the Company’s common stock at $0.55 per share and Class B Warrants to purchase 2,129,863 shares of common stock at $0.75 per share. In addition, the Bridge Investors received five-year warrants to purchase an aggregate of 1,064,932 shares of common stock of the Company at $.375 per share.

We agreed to file the registration statement of which this prospectus forms a part for the registration of the shares issuable upon conversion of the Debentures and the Exchange Debentures within 40 days after the Closing Date and cause it to be declared effective within 120 days after the Closing Date.  Investors who participated in the two financing rounds are having a portion of their shares included in this prospectus. Since the registration statement was not declared effective within the time period required, we may become liable to pay liquidated damages of 2% per month or part thereof up to a maximum of 30% in the aggregate of the purchase price paid. Such damages are payable at our option in cash or in registered common stock valued at the lowest reported closing bid price of the common stock during the 20 trading days immediately before accrual of the obligation to make the payment.

 This Offering

Shares offered by us	100,000

Shares offered by Selling Stockholders	Up to 1,804,800 shares, consisting of
shares issuable upon conversion of
convertible debentures

Common Stock to be outstanding after the offering	21,828,800*

Use of Proceeds	We will not receive any proceeds from the
sale of the common stock hereunder by the
selling securityholders. See "Use of
Proceeds” for a description of the use of
proceeds from the sale of shares by us
hereunder.

Risk Factors	The purchase of our common stock involves a
high degree of risk. You should carefully
review and consider "Risk Factors" beginning
on page 3

*
Based on the current issued and outstanding number of shares of 20,024,000 as of May 15, 2007, and assuming (i) sale of all shares offered by us and (ii) issuance of all shares registered herewith on behalf of the selling stockholders, the number of shares offered herewith represents approximately 8.3% of the total issued and outstanding shares of common stock.

RISK FACTORS

An investment in our shares involves a high degree of risk. Before making an investment decision, you should carefully consider all of the risks described in this prospectus. If any of the risks discussed in this prospectus actually occur, our business, financial condition and results of operations could be materially and adversely affected. If this were to happen, the price of our shares could decline significantly and you may lose all or a part of your investment. The risk factors described below are not the only ones that may affect us. Our forward-looking statements in this prospectus are subject to the following risks and uncertainties. Our actual results could differ materially from those anticipated by our forward-looking statements as a result of the risk factors below. See "Forward-Looking Statements."

Risks Related to Our Business

We have not made any sales or generated any revenue to date. Therefore, you should not rely on our historical results of operations as an indication of our future performance.

We have not made any sales or generated any revenue to date from our products. Our future success is dependent on our ability to develop Voyager and other future products into a successful business, which depends upon wide-spread acceptance of and commercializing our products. None of these factors is demonstrated by our historic performance to date and there is no assurance we will be able to accomplish them in order to sustain our operations. As a result, you should not rely on our historical results of operations as an indication of the future performance of our business.

We have incurred significant losses to date and expect to continue to incur losses.

During the period from inception on October 7, 2005 through November 30, 2006, we incurred net losses of approximately $998,700. We expect to continue to incur losses for at least the next 12 months. Continuing losses will have an adverse impact on our cash flow and may impair our ability to raise additional capital required to continue and expand our operations.

Our auditors have issued a report that includes going concern language, which may make it more difficult for us to raise capital.

Our auditors have issued a report on our financial statements as of May 31, 2006 and for the period from inception (October 7, 2005) through that date, that contains a paragraph regarding their concerns about our ability to continue as a going concern. These concerns arise from the fact that we have not generated sufficient cash flows to meet our obligations and sustain our operations. If we are unable to continue as a going concern, you could lose your entire investment in us.

If we are unable to obtain additional funding, we may have to reduce our business operations.

We anticipate, based on currently proposed plans and assumptions relating to our ability to market and sell our products, that our cash at hand including the proceeds from a recent financing transaction will satisfy our operations and capital requirements for the next 12 months. However, if we are unable to commence marketing of our products in the near future, we will be required to seek additional financing to continue our operations beyond that period. We will also require additional financing to expand into other markets and further develop our products. We have no current arrangements with respect to any additional financing. Consequently, there can be no assurance that any additional financing will be available when needed, on commercially reasonable terms or at all. The inability to obtain additional capital may reduce our ability to continue to conduct business operations. Any additional equity financing may involve substantial dilution to our then existing shareholders.

Our future capital requirements will depend upon many factors, including:

  • continued scientific progress in our research and development programs;

  • costs and timing of conducting clinical trials and seeking regulatory approvals and patent prosecutions;

  • competing technological and market developments;

  • our ability to establish additional collaborative relationships; and

  • the effect of commercialization activities and facility expansions if and as required.

We have limited financial resources and to date no cash flow from operations. There can be no assurance that we will be able to obtain financing on acceptable terms in light of factors such as the market demand for our securities, the state of financial markets generally and other relevant factors.

If the protection of our intellectual property rights is inadequate, our ability to compete successfully could be impaired.

We have filed a patent application “Thin film ferro-electric phase shifters in an antenna and control system for receiving Direct Broadcast Satellite television signals in moving vehicles while in motion.” There is no guarantee that our application will be approved, and may never become final and binding. We regard our intellectual property as critical to our business. We rely on a combination of patent, trademark and trade secret protection to protect our proprietary rights. Nevertheless, the steps we take to protect our proprietary rights may be inadequate. Detection and elimination of unauthorized use of our products is difficult. We may not have the means, financial or otherwise, to prosecute infringing uses of our intellectual property by third parties. Further, effective patent, trademark, service mark, copyright and trade secret protection may not be available in every country in which we will sell our products and offer our services. If we are unable to protect or preserve the value of our patents, trademarks, copyrights, trade secrets or other proprietary rights for any reason, our business, operating results and financial condition could be harmed.

Litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets, to determine the validity and scope of the proprietary rights of others, or to defend against claims that our products infringe upon the proprietary rights of others or that proprietary rights that we claim are invalid. Litigation could result in substantial costs and diversion of resources and could harm our business, operating results and financial condition regardless of the outcome of the litigation.

Other parties may assert infringement or unfair competition claims against us. We cannot predict whether third parties will assert claims of infringement against us, or whether any future claims will prevent us from operating our business as planned. If we are forced to defend against third-party infringement claims, whether they are with or without merit or are determined in our favor, we could face expensive and time-consuming litigation, which could distract technical and management personnel. If an infringement claim is determined against us, we may be required to pay monetary damages or ongoing royalties. Further, as a result of infringement claims, we may be required, or deem it advisable, to develop non-infringing intellectual property or enter into costly royalty or licensing agreements. Such royalty or licensing agreements, if required, may be unavailable on terms that are acceptable to us, or at all. If a third party successfully asserts an infringement claim against us and we are required to pay monetary damages or royalties or we are unable to develop suitable non-infringing alternatives or license the infringed or similar intellectual property on reasonable terms on a timely basis, it could significantly harm our business.

Our management has limited experience in managing and operating a public company. Any failure to comply or adequately comply with federal securities laws, rules or regulations could subject us to fines or regulatory actions, which may materially adversely affect our business, results of operations and financial condition.

Our current management has limited experience managing and operating a public company and relies in many instances on the professional experience and advice of third parties including its consultants, attorneys and accountants. Failure to comply or adequately comply with any laws, rules, or regulations applicable to our business may result in fines or regulatory actions, which may materially adversely affect our business, results of operation, or financial condition.

Ownership interest in our common stock is concentrated in a small group and may conflict with our other future stockholders who may be unable to influence management and exercise control over our business.

As of the date hereof, Stealth MediaLabs, Inc., and a trust controlled by our President, Howard Leventhal, own 60% and 37% of the issued and outstanding shares of our common stock, respectively. In addition, Mr. Leventhal may be deemed a control person of Stealth. Although we expect to issue additional shares as a result of financing transactions in the near future, our current stockholders will continue to exert significant influence over our management and policies to:

•  elect or defeat the election of our directors;

•  amend or prevent amendment of our certificate of incorporation or bylaws;

•  effect or prevent a merger, sale of assets or other corporate transaction; and

•  control the outcome of any other matter submitted to the shareholders for vote.

Accordingly, our other stockholders may be unable to influence management and exercise control over our business.

There is no current trading market for our securities.

No current trading market exists for our securities and no market will develop until our shares will be dispersed more widely. Any purchasers of shares from us directly and transferees of the shares held by our currect stockholders may find it difficult to dispose of their shares.

Government regulation and legal uncertainties may harm our business.

The Federal Communications Commission (“FCC”) regulates companies engaged in the manufacture and import of radio frequency devices. The FCC is charged with regulating interstate and international communications by radio, television, wire, satellite and cable and it seeks to prevent unwanted radio interference with other devices. Our product and future DBS products are likely to require a certification process known as “Type Acceptance” by the FCC. If the FCC raises objections to our products and orders modifications, we may not be able to engineer the required remedies. We have no guarantee that the FCC will approve our products. If it does not approve our products, and we are unable to engineer corrective measures, we will be unable to realize our business plan. Although the initial cost of complying with FCC mandates is expected to be minimal, compliance expenses may escalate in the event of unforeseeable issues.

The complex nature of our products increases the likelihood that our products will contain defects.

Our products are complex and may contain defects when first introduced into the market and as new versions are released. Virtually all information technology products and particularly those with electro-mechanical components such as ours are subject to a certain rate of failure. Delivery of products with manufacturing defects or reliability or quality problems could significantly delay or hinder market acceptance of our products, which in turn could damage our reputation and adversely affect our ability to retain our existing customers and to attract new customers. Correcting these production problems may require us to expend significant amounts of capital and other resources. We cannot give you any guarantee that our products will be free from errors or defects after we start commercial production. If there are product errors or defects, this will result in additional development costs, loss of or delays in market acceptance of our products, diversion of technical and other resources from our other development efforts, increased product repair or replacement costs, or the loss of credibility with our current and prospective customers, which may have a negative impact upon our financial performance or status as a going concern.

We might not be successful in our attempts to keep up with rapid technological change and evolving industry standards.

The emergence of new industry standards could render our products unmarketable or obsolete and require us to incur substantial unanticipated costs to comply with such new standards. Our ability to adapt to such changes and to anticipate future standards, and the rate of adoption and acceptance of those standards, will be a significant factor in maintaining or improving our competitive position and our prospects for growth. We cannot give you any assurance that we will be able to anticipate the evolving standards in our industry, or that we will be able to successfully develop and introduce new products into such market. Our failure to anticipate technological change and introduce new products that achieve market acceptance could materially and adversely affect our business, financial condition and results of operations.

Any inability to successfully develop new products could hinder our ability to attract and retain customers.

Our Company’s success will depend, in part, on our ability to develop new products and enhance our existing products for our market and to successfully introduce and promote such products. The development of these new products is highly technical and we may experience delays in completing their development and introduction. Successful product development and introduction depends on several factors, including, among other things:

•  Accurate prediction of market requirements and evolving standards;

•  Sufficiently prescient and intuitive new product definition;

•  Timely completion and introduction of new product designs;

•  Timely qualification and industry interoperability certification of our products; and

•  Market acceptance of our products.

We cannot give you any assurance that we will be able to introduce new products in a timely and cost-effective manner or that such products will satisfy customer requirements or achieve market acceptance.

If we cannot compete effectively, we will lose business.

The market for our products is positioned to become competitive. We believe that our main competitive advantage is the pricing of our products. There are technological and marketing barriers to entry, but we cannot guarantee that the barriers we are capable of producing will be sufficient to defend the market share we wish to gain against future competitors. The principal competitive factors in this market include:

•  Ongoing development of enhanced technical features and benefits;

•  Reductions in the manufacturing cost of competitors’ products;

•  The ability to maintain and expand distribution channels;

•  Brand name;

•  The ability to deliver our products to our customers when requested;

•  The timing of introductions of new products and services; and

•  Financial resources.

We may not have the resources or expertise to compete successfully in the future. Some of our current and potential competitors in the market include KVH Industries, Inc., Motia Corporation, Terk Industries, RaySat Corp. and Winegard Co.

These and other prospective competitors have substantially greater resources, more customers, longer operating histories, greater name recognition and more established relationships in the industry. As a result, these competitors may be able to develop and expand their networks and product offerings more quickly, devote greater resources to the marketing and sale of their products and adopt more aggressive pricing policies. In addition, these competitors have entered and will likely continue to enter into business relationships to provide additional products competitive to those we provide or plan to provide.

Loss of Howard Leventhal, our President, could impair our ability to operate.

If we lose our key employee, Howard Leventhal, or are unable to attract or retain qualified personnel, our business could suffer. Our success is highly dependent on our ability to attract and retain qualified scientific and management personnel. We are highly dependent on our management, in particular, Howard Leventhal, our President, who is critical to the development of our technologies and business. Mr. Leventhal has an employment agreement   with the Company, however   the loss of his services could have a material adverse effect on our operations. If we were to lose this individual, we may experience difficulties in competing effectively, developing our technology and implementing our business strategies. We do not have key man life insurance in place for any person working for us.

We are authorized to issue "blank check" preferred stock, which, if issued without stockholders approval, may adversely affect the rights of holders of our common stock.

Our certificate of incorporation authorizes the issuance of up to 10,000,000 shares of "blank check" preferred stock with such designations, rights and preferences as may be determined from time to time by our Board of Directors. Accordingly, our Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which would adversely affect the voting power or other rights of our stockholders. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control, which could have the effect of discouraging bids for our company and thereby prevent stockholders from receiving the maximum value for their shares. We have no present intention to issue any shares of its preferred stock in order to discourage or delay a change of control. However, there can be no assurance that preferred stock will not be issued at some time in the future.

The availability of a large number of authorized but unissued shares of common stock may, upon their issuance, lead to dilution of existing stockholders.

We are authorized to issue 250,000,000 shares of common stock, of which as of January 16, 2007, 20,024,000 shares are issued and outstanding. We also have outstanding convertible debentures that may be converted into 11,389,726 shares of common stock and warrants to purchase 18,149,521 shares of common stock. Assuming conversion and exercise of these instruments, we will be left with more than 200,000,000 authorized shares that remain unissued. In general, these shares may be issued by our Board of Directors without further stockholder approval. The issuance of large numbers of shares, possibly at below market prices, is likely to result in substantial dilution to the interests of other stockholders. In addition, issuances of large numbers of shares may adversely affect the market price of our common stock.

Risks relating principally to our common stock and its market value:

There is no current trading market for our common stock, which may make it more difficult for you to dispose of your stock.

There is currently no trading market for our common stock. Although we intend to take the necessary steps to have or common stock included for quotation on the OTC Bulletin Board, there can be assurance that our stock will be accepted for quotation. In addition, there can be no assurance as to the liquidity of any markets that may develop for our common stock, the ability of holders of our common stock to sell our common stock, or the prices at which holders may be able to sell our common stock.

Our stock price may be volatile.

The market price of our common stock is likely to be highly volatile and could fluctuate widely in price in response to various factors, many of which are beyond our control, including:

  • technological innovations or new products and services by us or our competitors;

  • additions or departures of key personnel;

  • sales of our common stock;

  • our ability to integrate operations, technology, products and services;

  • our ability to execute our business plan;

  • operating results below expectations;

  • loss of any strategic relationship;

  • industry developments;

  • economic and other external factors; and

  • period-to-period fluctuations in our financial results.

Because we have a limited operating history with no revenues to date, you may consider any one of these factors to be material. Our stock price may fluctuate widely as a result of any of the above listed factors. In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our common stock.

We have not paid dividends in the past and do not expect to pay dividends in the foreseeable future. Any return on investment may be limited to the value of our common stock.

We have never paid cash dividends on our common stock and do not anticipate paying cash dividends in the foreseeable future. The payment of dividends on our common stock will depend on earnings, financial condition and other business and economic factors affecting it at such time as the board of directors may consider relevant. If we do not pay dividends, our common stock may be less valuable because a return on your investment will only occur if its stock price appreciates.

Even if our stock is quoted on the OTC Bulletin Board, it will likely be deemed to be penny stock.

There is currently no trading market for our common stock. We intend to take the necessary steps to have our common stock included for quotation on the OTC Bulletin Board which is generally considered to be a less efficient market than markets such as NASDAQ or other national exchanges, and which may cause difficulty in conducting trades and difficulty in obtaining future financing. Even if our common stock is included for quotation, it will likely be subject to the "penny stock rules" adopted pursuant to Section 15 (g) of the Securities Exchange Act of 1934, as amended, or Exchange Act. The penny stock rules apply to non-NASDAQ companies whose common stock trades at less than $5.00 per share or which have tangible net worth of less than $5,000,000 ($2,000,000 if the company has been operating for three or more years). Such rules require, among other things, that brokers who trade "penny stock" to persons other than "established customers" complete certain documentation, make suitability inquiries of investors and provide investors with certain information concerning trading in the security, including a risk disclosure document and quote information under certain circumstances. Penny stocks sold in violation of the applicable rules may entitle the buyer of the stock to rescind the sale and receive a full refund from the broker.

Many brokers have decided not to trade "penny stock" because of the requirements of the penny stock rules and, as a result, the number of broker-dealers willing to act as market makers in such securities is limited. In the event that we remain subject to the "penny stock rules" for any significant period, there may develop an adverse impact on the market, if any, for our securities. Because our securities are subject to the "penny stock rules," investors will find it more difficult to dispose of our securities. Further, for companies whose securities are traded in the OTC Bulletin Board, it is more difficult: (i) to obtain accurate quotations, (ii) to obtain coverage for significant news events because major wire services, such as the Dow Jones News Service, generally do not publish press releases about such companies, and (iii) to obtain needed capital.

FORWARD-LOOKING STATEMENTS

Our representatives and we may from time to time make written or oral statements that are "forward-looking," including statements contained in this prospectus and other filings with the Securities and Exchange Commission, reports to our stockholders and news releases. All statements that express expectations, estimates, forecasts or projections are forward-looking statements within the meaning of the Act. In addition, other written or oral statements which constitute forward-looking statements may be made by us or on our behalf. Words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "projects," "forecasts," "may," "should," variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in or suggested by such forward-looking statements. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Important factors on which such statements are based are assumptions concerning uncertainties, including but not limited to uncertainties associated with the following:

(a) volatility or decline of our stock price;

(b) potential fluctuation in quarterly results;

(c) our failure to earn revenues or profits;

(d) inadequate capital and barriers to raising the additional capital or to obtaining the financing needed to implement its business plans;

(e) inadequate capital to continue business;

(f) changes in demand for our products and services;

(g) rapid and significant changes in markets;

(h) litigation with or legal claims and allegations by outside parties;

(i) insufficient revenues to cover operating costs.

USE OF PROCEEDS

The proceeds from the sale of 100,000 shares of common stock offered by us are estimated to be $75,000. This amount will be used for general corporate purposes.

We will receive no proceeds from the sale of shares of common stock offered by the selling securityholders herewith.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Forward-Looking Statements

The information herein contains forward-looking statements. All statements other than statements of historical fact made in report are forward looking. In particular, the statements herein regarding industry prospects and future results of operations or financial position are forward-looking statements. These forward-looking statements can be identified by the use of words such as “believes,” “estimates,” “could,” “possibly,” “probably,” anticipates,” “projects,” “expects,” “may,” “will,” or “should” or other variations or similar words. No assurances can be given that the future results anticipated by the forward-looking statements will be achieved. Forward-looking statements reflect management’s current expectations and are inherently uncertain. Our actual results may differ significantly from management’s expectations.

The following discussion and analysis should be read in conjunction with our financial statements, included herewith. This discussion should not be construed to imply that the results discussed herein will necessarily continue into the future, or that any conclusion reached herein will necessarily be indicative of actual operating results in the future. Such discussion represents only the best present assessment of our management.

Background

We were incorporated in October 2005 in the State of Delaware under the name Mobilier, Inc. for the purpose of engaging in the research, development, manufacturing and marketing of proprietary broadband telecommunications products for use in moving vehicles. Our initial principal hardware product is Voyager™, a patent-pending mobile antenna, capable of receiving DirecTV and Dish Network satellite TV broadcasts in moving vehicles. We are a development stage company and, to date, we have not sold any products or generated any revenues.

Plan of Operation and Financing Needs

To date we have not generated any revenues and we do not expect to generate revenues in the near future. We currently plan to start shipping our first products by the end of calendar 2007. We may not be able to start selling our products when planned or that we will become profitable from our other operations in the future. We have incurred net losses in each fiscal period since inception of our operations.

Our initial focus during the next twelve months is the finalization of a number strategic alliances, the initialization of a PR campaign and the rolling out of our product. We also expect to hire approximately six new employees who will operate our Vehicular Systems Integration Center and ten employees to work in other areas.

On December 12, 2006, we entered into a securities purchase agreement with accredited investors providing for the issuance of the Company’s 9% Senior Secured Convertible Debentures in the principal amount of $3,565,000. This will provide adequate financing for the coming year to begin production of our product.

To the extent that funds are insufficient to meet management's business plans, we intend to operate our e-commerce website focusing upon marketing of internet-connected car PCs (which can be done without raising more capital, albeit on a basis under which profitability is difficult to foresee), and/or seek alternative business opportunities in order to generate revenue.

Revenue Lines

We plan to generate four distinct lines of revenue in operationally unique ways as outlined here:

•  Telecommunication Hardware manufacturing;

•  E-Services Re-Selling;

•  Integration Services; and

•  Online Retail Store

“Telecommunication Hardware” refers to high technology custom manufacturing of physical electronic hardware systems including software, most of which are built or are being built to according to our own proprietary designs. Our target gross margin in this category is 50%.

“E-Services Re-Selling” means that we will act, during the initial activation of hardware products that we sell, as an agent to market certain wireless services that are made possible or better by our hardware products. DirecTV, Dish Network, Verizon and Sprint all offer sales commissions to us under these circumstances. Income in this category goes almost directly to our bottom line, with little associated expense.

“Integration Services” means (a) services performed at our own facility to install our hardware products into vehicles; and (b) installation performed by sub-contractors whereby we purchase such services at a discounted wholesale price and re-sell them to customers who purchase our hardware products. This includes installation services, activation services, and e-system-to-vehicle technical integration processes. The Integration Services operation we are building at our headquarters facility is intended to be an ongoing, experimental-yet-profit-generating pilot business model for the eventual establishment of franchise or agency operations as “stores-within-stores” at auto, marine and RV dealerships.

“Online Retail Store” refers to the Internet presence we are establishing at ustelematics.com. This online store will offer our own products and services as well as certain items and services produced by others that are complimentary to our product line. In keeping with our plan to create a pilot operation for licensing or franchising to auto, marine and RV dealerships, we also plan to partner with a national vehicle leasing finance institution and market new vehicles fully integrated with our technology, from our retail website. While we will not be “selling cars”, we will use our website as a marketing channel for a leasing company or companies that “sells cars” to consumers, whereby these cars are outfitted with our telecommunications products prior to consumer delivery.

Results of Operations for the three months ended February 28, 2007

The Company was inactive prior to April, 2006 and therefore no information is available for comparative purposes. We account for our operations under accounting principles generally accepted in the United States of America. For the three months ended February 28, 2007, we had no sales. We incurred operating expenses of $427,049. Due to the December 12, 2006 financing, we incurred a loss on extinguishment of the Bridge Financing of $4,181,659 and derivative expenses associated with the derivative financial instruments of $2,550,811. As a result, for the three months ended February 28, 2007, we incurred a net loss of $7,608,710.

Of this, expenses included $4,078 in depreciation and amortization; amortization of debt discount and deferred finance costs of $357,342 and $119,653 in accrued interest. Net cash used in operating activities was $422,742.

Results of Operations for the nine months ended February 28, 2007

The Company was inactive prior to April, 2006 and therefore no information is available for comparative purposes. For the nine months ended February 28, 2007, we had no sales. We incurred operating expenses of $1,206,127. Due to December 12, 2006 financing, we incurred a loss on extinguishment of the Bridge Financing of $4,181,659 and derivative expenses associated with the derivative financial instruments of $2,550,811. As a result, for the nine months ended February 28, 2007, we incurred a net loss of $8,449,611.

Of this, expenses included $12,000 paid to our landlord with common shares in lieu of cash; $77,952 in depreciation and amortization; $38,672 in prepaid expenses; $3,949 accrued expenses and $194,653 in accrued interest. Net cash used in operating activities was $980,101.

Liquidity and Capital Resources

As of February 28, 2007, we had cash in the amount of $2,875,288 and a negative cash flow from operations for the three and nine months ended February 28, 2007 of $422,742 and $980,101, respectively. Since inception, we have been dependent upon proceeds from capital investment to fund our continuing activities.

Our earnings before interest, taxes, depreciation and amortization (EBITDA) amounted to $(7,127,637), $(7,819,664) and $(7,930,665) for the three months ended February 28, 2007, the nine months ended February 28, 2007, and the period from our inception (October 7, 2005) through February 28, 2007, respectively. We provide information and analysis regarding our EBITDA, which is a non-GAAP measure, because our investors have advised us that such information is relevant and important to their investment decisions.

EBITDA for each period reflects our actual operating losses of $(427,049), $(1,206,127) and $(1,336,228) for the three months ended February 28, 2007, the nine months ended February 28, 2007, and the period from our inception (October 7, 2005) through February 28, 2007, respectively, less depreciation and amortization on our long-lived assets, plus the effects of certain material non-cash charges for debt extinguishment and day-one derivative losses amount to $(4,181,659) and $(2,550,811), respectively. We do not currently anticipate additional debt extinguishment charges in future periods. Our derivative expense (or income) results from carrying our derivative financial instruments at fair values, which is expected to fluctuate from period-to-period. Accordingly, we anticipate further effects that are not currently predictable, in future periods that such derivative financial instruments are outstanding and required to be carried as liabilities.

The following table illustrates the reconciliation between EBITDA and the closest comparable GAAP measure, net cash used in operating activities, discussed elsewhere herein:

	Three Months Ended February 28, 2007	Nine Months Ended February 28, 2007	October 7, 2005 (Inception) Through February 28, 2007
EBITDA	$(7,127,637)	$(7,819,664)	$(7,930,665)
Loss on debt extinguishment	4,181,659	4,181,659	4,181,659
Derivative expense, net	2,550,811	2,550,811	2,550,811
Changes in operating assets and liabilities, net	(27,575)	107,093	71,306
Net cash used in operating activities	$(422,742)	$(980,101)	$(1,126,889)

During April 2006, we issued 10% secured debentures in the total principal amount of approximately $1,500,000 due in October 2007 to fourteen accredited investors. The debentures were exchanged in a financing completed in December 2006 that is discussed below.

Debentures

On December 12, 2006, we entered into and consummated a securities purchase agreement with a group of 12 accredited investors for the issuance of our 9% Senior Secured Convertible Debentures in the principal amount of $3,565,000 (the “Debentures”). Interest is payable in cash or, at our option in registered shares of our common stock (at a 20% discount to the average of the lowest 3 intra-day trading prices during the 20 trading days immediately prior to the interest payment due date). Principal payments may only be made in cash, unless the holder of the Debentures elects to convert all or part of the principal, as described below. Upon an event of default, the interest rate of the Debentures will be increased to 18%. The Debentures mature two years from the date of issuance. We have granted a security interest in all of our assets to secure our obligations under the Debentures.

All amounts due under the Debentures may be converted at any time, in part or in whole, at the written election of the holder thereof, into shares of our common stock at a fixed conversion price of $0.50 (which conversion price is subject to standard adjustments in the event we sell securities at a lower price in the future). No conversions may take place if it would cause a holder of the Debentures to become the beneficial owner of more than 4.99% of the outstanding shares of our common stock, which limitation is subject to waiver by an investor upon 61 days prior written notice to us. Shares issued upon conversion of the Debentures and as interest payments thereunder will be issued to the holder of the Debentures in reliance upon a private placement exemption and may therefore be issued without registration. Only the resale of those shares is being registered herewith.

We also issued to the holders of the Debentures Class A Warrants to purchase 7,130,000 shares of our common stock at $0.55 per share and Class B Warrants to purchase 3,565,000 shares of Common Stock at $0.75 per share. All warrants are exercisable for a period of five years.

Exchange Debentures

Also on December 12, 2006, we issued debentures (the “Exchange Debentures”) in the principal amount of approximately $1,597,397 in exchange for debentures issued to a group of 15 investors (the “Bridge Investors”) in April 2006 (the “Bridge Financing”). The Exchange Debentures are identical to the Debentures in all respects, except that the fixed conversion price of the Exchange Debentures is $0.375. With the exception of one Bridge Investor, none of the Bridge Investors purchased Debentures in the December 2006 offering.

We also issued to the Bridge Investors Class A Warrants to purchase 4,259,726 shares of the Company’s common stock at $0.55 per share and Class B Warrants to purchase 2,129,863 shares of common stock at $0.75 per share. In addition, the Bridge Investors received five-year warrants to purchase an aggregate of 1,064,932 shares of common stock of the Company at $.375 per share.

We agreed to file the registration statement of which this prospectus forms a part for the registration of the shares issuable upon conversion of the Debentures and the Exchange Debentures within 40 days after the Closing Date and cause it to be declared effective within 120 days after the Closing Date.  Investors who participated in the two financing rounds are having a portion of their shares included in this prospectus. Since the registration statement was not declared effective within the time period required, we may become liable to pay liquidated damages of 2% per month or part thereof up to a maximum of 30% in the aggregate of the purchase price paid. Such damages are payable at our option in cash or in registered common stock valued at the lowest reported closing bid price of the common stock during the 20 trading days immediately before accrual of the obligation to make the payment.

We intend to repay in full all amounts due under the Debentures in cash. However, our cash flow may not permit us to do so. If we are unable to repay the Debentures in cash, we will be required to issue shares in lieu of cash, if and when requested by the holders of the Debentures.

The report of the independent registered public accounting firm on our financial statements as of May 31, 2006, contains an explanatory paragraph regarding a substantial doubt about our ability to continue as a going concern.

Off-Balance Sheet Arrangements

We do not have any off balance sheet arrangements that are reasonably likely to have a current or future effect on our financial condition, revenues, results of operations, liquidity or capital expenditures.

Critical Accounting Policies

Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less to be cash equivalents.

Certificates Of Deposit

Certificates of deposit with a maturity date greater than three months and less than one year have been categorized as short term investments and are carried at cost which approximates fair value.

Fixed Assets

Fixed assets are recorded at cost. Depreciation is provided for property and equipment using the straight-line method over seven years for both office equipment and lab equipment.

Deferred Charges

Financing fees incurred in connection with the placement of the convertible notes payable have been deferred and are being amortized over the 18-month term of the notes.

Assets Not Placed In Service

Assets not placed in service represents costs associated with designing and building the Company’s website. The Company’s website is still in development and therefore these assets are not being depreciated.

Intangible Assets

The Company amortizes intangible assets over their estimated useful lives, and evaluates for impairment on an annual basis.

Income Taxes

Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to the difference in the basis of reporting development stage expenses for financial and income tax reporting. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled.

Estimates

Preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Financial Instruments

The Company generally does not use derivative financial instruments to hedge exposures to cash-flow, market or foreign-currency risks. However, we have entered into certain other financial instruments and contracts, such as debt financing arrangements and freestanding warrants with features that are either (i) not afforded equity classification, (ii) embody risks not clearly and closely related to host contracts, or (iii) may be net-cash settled by the counterparty. As required by FAS 133, these instruments are required to be carried as derivative liabilities, at fair value, in the financial statements.

Management Information System

Our website is being built on top of NetSuite, an Oracle-based accounting system that also serves as a management information system (M.I.S.), enterprise requirements planning system, and customer relationship management system for all aspects of our business. We have hired one person who is dedicated to managing our M.I.S. Netsuite can be accessed online by our management and accountants at any time of day, from any internet access point in the world, and is protected by encrypted, password-controlled security measures.

Internal Accounting & Financial Controls

Our accounting system is being built by an outside accounting firm located in the Chicago area. That firm is training our administrative staff and website managers on fully integrating NetSuite as a financial control throughout our business. It also acts to produce quarterly and year-end financial reports for presentation to our certified auditors, Blackman Kallick Bartelstein LLP, of Chicago.

BUSINESS

History

We were incorporated in October 2005 in the State of Delaware under the name Mobilier, Inc. for the purpose of engaging in the research, development, manufacturing and marketing of proprietary broadband telecommunications and electronic entertainment products for use in moving vehicles. Our initial principal hardware product is Voyager ™ , a patent-pending mobile antenna, capable of receiving DirecTV and Dish Network satellite TV broadcasts in moving vehicles. We are a development stage company and, to date, we have not shipped any products or generated any revenues.

From inception, we have been developing its technology and products, mostly through the efforts of some of our technical staff members who have been working for us without pay. From October 2005 through April 2006, our activities were limited as a result of a lack of funding. As a result, we spent a lot of time to secure funds. Since we completed a bridge financing in April 2006, raising approximately $1,500,000, we have been been able to expand the development of our technology and products. This bridge funding, although insufficient to execute our business plan, enabled an initial phase of business development activities, including preparation of audited financial statements and other legal and accounting matters required to becoming a reporting company under the Securities Act of 1934. Additionally following the completion of the bridge financing, we have worked on 1) securing Asian and domestic sources for supply of parts and components for our satellite antenna products; 2) securing supply of a range of video monitors and other accessories required for installation of our satellite products; 3) initial build-out of our headquarters facilities; and 4) seeking agreements to resell electronic services in association with our hardware products. Agreements have been reached for the resale of certain services provided by Verizon, Sprint and Dish Network, as described below. During this period, we also developed the proprietary voice synthesis user interface software for our automotive PC products. In December 2006, we completed a financing raising approximately $3,500,000.

About Our Name

In June 2006 we changed the name of our company to “USTelematics, Inc.” According to Webopedia 1 , “telematics” refers to the broad industry related to using computers in concert with telecommunications systems. This includes connection to the Internet as well as all types of networks that rely on a telecommunications system to transport data. The term has evolved to refer to systems used in automobiles that combine wireless communication with GPS tracking. The term is further evolving to include a wide range of telecommunication functions that originate or end inside automobiles.

Business Strategy

Our mission is to capitalize upon the market for information and entertainment technology products and services in moving vehicles. We plan to initially accomplish this through development, marketing and sales of our proprietary Voyager Mobile Direct Broadcast Satellite TV antenna system. We plan to develop a continually broadening assortment of telecommunications hardware products, designed to facilitate and/or enhance vehicular mobile electronic telecommunication services (hereinafter “e-services”). We may also “private label” products developed by others. We plan to enhance profitability and leverage upon invested capital, by entering into fee-sharing arrangements with e-service providers.

Certain e-services are made possible or enhanced by our current and planned hardware products. For example, Voyager enables the user to replicate and deliver home satellite TV subscription content into the personal vehicles of consumers with a smaller device and at a lower cost than those currently available on the market. DirecTV and Dish Network both charge consumers incrementally higher monthly fees for each activated receiver - including those receivers to be activated in cars with our Voyager product.

Both DirecTV and Dish Network presently offer “bounties” or sales commissions to businesses that generate new subscriptions and/or supplementary revenue. Accordingly, we anticipate generating revenues through:

	1.	the sale of telecommunications hardware products;

	2.	commissions or “bounties” on the re-sale of electronic services to be bundled with our hardware products;

	3.	service profits generated by a Vehicular Systems Integration Center operation that we are building in our Chicago area headquarters facility; and

	4.	retail margins generated by our retail e-commerce web store.

[1]	See http://www.webopedia.com/TERM/T/telematics.html

“Vehicular Systems Integration” will take place at our local pilot installation center that is currently under construction and that we expect to become fully operational as soon as we raise the capital required to outfit the center. At that location we will have our personnel install our hardware in automobiles and activate the e-services. We have signed a lease and occupy a building large enough to contain the center. We have started to purchase and install certain furniture, fixtures, tools and parts supplies. There are sufficient resources in the shop area of the building to perform installations in one vehicle at a time.

Once the process at the Vehicular Systems Integration Center has been streamlined to our satisfaction, we plan to explore the possibility of franchising this part of our business, moving our vehicular systems integration knowledge out to a large body of local resellers carrying our hardware products.

We also plan to form an alliance with a national vehicle leasing finance institution, and utilize our website to process lease applications for new vehicles that will include the hardware installed at our Vehicular Systems Integration Center in Chicago.

Telecommunications Hardware Products

Voyager™ Mobile Satellite TV Receiving System

Voyager is a patent-pending device, built into a low profile housing that emulates the function of typical home-installed dish-shaped parabolic antennas as are used to receive DirecTV and Dish Network (Direct Broadcast Satellite Television or DBS) in homes, but produces the same effect in moving vehicles. Voyager protrudes no more than four inches above the vehicle roofline and may be easily mounted on the roof of virtually any vehicle. It employs microprocessor-controlled robotics and a proprietary microwave antenna structure to maintain the antenna's focus upon the five-degree window in the sky required to receive satellite TV. We have developed two slightly different models of the receive-only version of Voyager that both operate in the same channels. One model is compatible with DirecTV and one with Dish Network. Each model, while similar in many respects, requires different software and circuitry for proper operation. The antennas will cost approximately $999 to the end user.

Professional Applications

Initially, we conceived Voyager as an entertainment tool for families in cars on longer trips. However, we believe that Voyager may also be applied in the emergency response area, enabling virtually invulnerable reception of news, weather forecasts & public safety information for municipal and governmental agencies. As demonstrated in New Orleans’ Hurricane Katrina of 2005 and associated events, first responders become hamstrung during disasters in the absence of information available from ordinary television broadcasts. Even high government officials were handicapped during the hurricane by failing to watch CNN. We believe that Voyager can help to overcome these problems by enabling reception of subscribed DirecTV or Dish Network channels, in ordinary passenger vehicles. We believe that under all but the most catastrophic conditions, satellite TV broadcasts from a source 22,500 miles in space are virtually impervious to natural or human-generated attack thereby enabling any motor vehicle to receive DBS broadcasts using Voyager under most conditions.

Hardware Under Development

Voyager™ 3.0 Bi-Directional

The initial version of our Voyager product, Voyager 2.0, works uni-directionally - or only to receive downwardly transmitted programming content streams from its targeted satellites. We are working to complete research and development on a bi-directional, receive/transmit version of Voyager, for uplink and downlink to HughesNet compatible Internet satellites. Such functionality, if we succeed in this development, will enable true broadband Internet connectivity at a consumer-palatable price in moving vehicles. Broadband Internet in moving vehicles will enable many new e-services, including but not limited to:

Mobile VoIP.  As cellular telephone infrastructure degrades during destructive weather events or human-induced attack, mobile VoIP via two-way satellite internet connection will likely become an alternative to voice communications. In the presence of a functioning and sufficiently fast vehicle-based internet access node, little special equipment is required for mobile VoIP. We are building a line of mobile Windows PCs designed to be powered with 12VDC automotive supply. Such systems are built with special power supply circuitry for avoiding computer damage due to abrupt system shutdown (as when ignition is cut off), and are easily upgraded to include VoIP software like Skype, Vonage SoftPhone, etc. Future versions of Voyager will allow the user to communicate via mobile VoIP during infrastructure degradation.

Remote Vehicle Diagnosis. Systems which automatically monitor for crashes and the internal state of repair of passenger vehicles are beginning to appear as original equipment on certain high-end motor vehicles. These systems transmit information to the auto factory or local dealer through dedicated satellite systems, such as General Motors’ OnStar system. With broadband Internet installed widely in vehicles, the entire OnStar satellite constellation and supporting system becomes duplicative and obsolete.

On-Demand Traffic & Navigation. Ubiquitous broadband Internet in vehicles enables connectivity to real-time traffic data in many major cities. Combining such service with Global Positioning Service (GPS) mapping capability may save motorists time by enabling them to select the best travel routes, in real time, upon departure for their commutes. It is expected that the price of these devices to consumers will range from approximately $160 to $960.

Hospitality e-Services. Mobile Internet combined with GPS facilitates the creation of new services enabling an automobile’s computer to look a few miles ahead for hotels and restaurants, display attractive offers from an array of potential destinations, and then confirm reservations after the user has made a selection. No such service exists at the present time. We believe that these services will become possible as a result of our technology.

Enhanced Mobile Email & Text. Enhanced Vehicular Mobile Email, fed by fast mobile web access will enable practical voice synthesis and voice recognition of email, so that drivers need not remove their eyes from the road ahead to retrieve and send email or text. Increasingly, drivers are reading text email from their Blackberries and other PDAs - a distracting and dangerous activity. Having a car PC that will “read your email to you” in a human-like voice, through the vehicle’s high fidelity audio system, will provide a far more satisfactory, safer, easier and less distracting way to retrieve text and email for mobile users.

Professional Documents . Many contractors, architects, traveling salespeople, law enforcement officers and others have need to retrieve, send and print professional documents, proposals, catalogs, contracts etc. on the road or in the field. Handheld PDA’s and other portable electronics have limited usefulness for such purposes - but Internet-connected full function PCs and 12 volt-powered scanner/printers can enable full office capabilities in virtually any motor vehicle.

Vehicular Terrestrial Wireless Antennas

We plan to offer a line of antenna and transmission systems for high reliability connection between vehicles and terrestrial wireless services, including EVDO, WiFi and future WiMax services. Such products may be assembled from non-custom components. They provide for land-based fast data connections as opposed to the space satellite-based service planned for future versions of Voyager. Applications for these systems, which we expect to cost approximately $15 to $100, include the following:

EVDO . Evolution Data Only, Evolution Data Optimized, or EVDO, is a long range, wide area wireless radio broadband data protocol being adopted by many mobile phone providers in Japan, Korea, Israel, the United States, and Canada as part of the CDMA2000 standard. CDMA2000 represents the standard used by mobile phone operators in those and other localities. This wireless data service, provided presently across the United States by Verizon Wireless and Sprint/Nextel, provides a quasi-broadband or slow DSL-like web connection speed. All of the applications articulated above for the bi-directional version of Voyager are serviceable to some extent by EVDO systems. EVDO however is considerably slower than satellite-based broadband, and some services like mobile VoIP perform less than perfectly at slow speeds. Our high reliability transmission system products under development are designed to maximize connection speed and increase transmission distance range from cell towers providing EVDO services. EVDO is an existing market that can be serviced and produce revenue today.

WiFi.“WiFi” refers to a low power, short range (less than 300 feet generally) wireless radio data linking protocol, which is generally used to establish Internet connections within a home, office, campus or small radius within municipalities. WiFi nodes have proliferated broadly across the world, particularly in private homes, coffee shops, restaurants, truck stops, airport terminals and so forth. In many truck stops for example, the WiFi node owner is often desirous of drawing vehicles into his parking lot, so that drivers may connect to the owner’s node for fast email back and forth to a spouse for instance; and then a visit to shop the owner’s convenience store. Common WiFi PC Card and USB interface adaptors have a very limited range of approximately 50 feet. Our high reliability systems under development can increase range of WiFi-enabled vehicular and laptop PCs to hundreds of feet and produce consistently much higher data connection speeds. WiFi is an existing market that can be serviced and produce revenue today.

WiMAX. The name commonly given to the IEEE 802.16 standard. Commonly referred to as WiMAX or, less commonly, as WirelessMAN™ or the Air Interface Standard, IEEE 802.16 is a specification for fixed broadband wireless metropolitan access networks (MANs) that use a point-to-multipoint architecture. WiMax is not widely implemented yet and presents a future line extension opportunity.

XM, Sirius Satellite Radio & GPS. Satellite Radio and Global Positioning System navigation performance can be significantly improved through the use of external antennas, whether attached to handheld devices or to car-installed PCs and laptops. We plan to offer antenna products to enhance use of these services.

In-Car Media Center Computers

We plan to offer a custom-engineered line of vehicle-installed personal computers. These products are intended to enable users, through a single control and display system, to manage all of the computing, entertainment, telecommunications, navigation and related functions within the vehicle - in a single, unified, upgradeable setup - rather than installing many separate discrete devices. Pilot production of USTelematics-branded mobile PCs is presently underway, in low volume, at our headquarters facility in Wood Dale, IL. We expect to offer these PCs at prices ranging from $700 to $1,500.

Initially we are producing several Windows XP versions of our mobile PCs. Our premier designs address concerns relating to abrupt power-down of Windows XP PCs, for example when car ignition is cut off. Future versions are planned using a specialized operating system from Microsoft, based on Windows CE, called “Windows Automotive”, which deals with shutdown issues and the mobile environment much better and in a less failure-prone manner than Windows XP.

Approximately 20 prototype computers have been assembled at our Wood Dale facility, including several that are installed in demonstration vehicles and fully functional. All or most of the circuitry and modules inside of the computers are purchased from wholesale distributors such as Ingram Micro and Tech Data. We have obtained authorization as a reseller from those distributors. The computers are to be assembled from cabinets and modules purchased from these distributors and other sources, within the computer lab in the Company’s Wood Dale facility, in low volume. In the future, if higher volumes justifies, this assembly process may be hired out to subcontractors in the U.S. or Asia. We believe that this process closely mirrors the customary processes employed by other larger computer companies.

The software that overlays Windows and comprises the level of user interface closest to the user in our computer products, is an original, proprietary software work and our product.

E-Services Re-Selling

We are designing our telecommunication hardware products to generate additional income by acting as functional gateways to consumer activation of the widest possible assortment of e-services. This means for example when a consumer acquires one of our Voyager Mobile DBS antennas, that consumer’s requests for satellite TV services will be funneled through our own USTelematics website or call center. As a result, we become the cause of additive revenues for the satellite TV service providers, and therefore the popular North America services (Dish Network and DirecTV in the U.S. and Bell ExpressVue Canada) will pay a commission to us as a result. We have entered into agreements that permit us to resell Verizon Wireless, Sprint, Dish Network and XM services.

Dish Network & DirecTV

Dish Network, a unit of EchoStar Corp. and DirecTV, which are major satellite TV service providers in the US and similar services in Canada, pay “bounties” or sales commissions to dealers and business entities that cause establishment of new service subscriptions. In the case of new subscriptions, where the consumer has no pre-existing programming relationship, the bounty is normally $300, paid at inception of service. In the case of upgraded subscriptions, bounties range presently from $50 to $150. Depending upon the particular distribution mode in use for a given subscriber, this fee may or may not be shared between us and dealers, installers or other distributors.

On June 30, 2006, we entered into an agreement with EchoStar pursuant to which we were appointed a non-exclusive authorized retailer to market, promote and solicit orders for DISH Network video, audio, data and interactive programming services in the United States. This agreement is of a form offered widely to electronics retailers across the United States, and EchoStar’s warehousing distributor, CVS Systems, Inc. of Marion, Indiana, acted as an intermediary between us and EchoStar for purposes of finalizing this agreement. The agreement is for an initial term that expires December 31, 2007. Under the terms of the agreement, we will purchase from CVS Systems satellite receivers, consisting of a single standalone consumer electronics device, and related components intended to be utilized solely for the reception of DISH services delivered by satellite transponders owned, leased or otherwise operated or utilized by EchoStar and its affiliates. We will resell the equipment to the end user at retail prices suggested by EchoStar from time to time.

Verizon & Sprint

These two wireless voice phone services also provide terrestrial Internet connection service at advertised speeds of 300-500 kbps. At least until such time as our Voyager 3.0 Internet satellite system becomes available, we plan to re-sell wireless internet services from providers such as these.

In August 2006 we entered into an agreement with Sprint to sell and promote Sprint data devices and phones and digital wireless communications services to business end user customers. The initial term is for a year. Under the terms of the agreement we will be acting as non-exclusive agent in connection with the sale and promotion of the products and services.

In August 2006 we also entered into a three-year agreement with Verizon Wireless for the non-exclusive resale of its commercial mobile radio transmission services primarily in (but not limited to) the Illinois and Wisconsin areas.

Other Services

No conventional commission programs are in place with respect to popular music and movie downloading services for in-car applications. We intend to establish such programs. We are targeting large companies that provide music and movie download content over the internet.

Manufacturing & Sourcing

Voyager Parts & Subassemblies

Certain of the main components of Voyager may be manufactured in Southeast Asia, and the principal antenna sensor assembly will be manufactured in the Chicago area. We anticipate engaging a plastic injection molder in Taiwan to make the molded plastic housing and radome parts. Circuit boards and most electronic components are to be made at a contract manufacturing facility, tentatively in Guangzhou, the People’s Republic of China. We have not entered and do not anticipate that we will enter into long-term agreements with any of these manufacturers. Typically, orders are placed utilizing simple purchase orders accompanied by irrevocable letters of credit.

We expect that Final Assembly and Testing will be performed either at our Wood Dale, Illinois facility, at a final assembly point in Asia, or at a high volume contract antenna manufacturer in the Midwest.

Car PCs

The hardware parts for our line of in-car PCs are predominantly available from off-the-shelf sources in the US and East Asia. A uniquely programmed software operating system, particularly the graphic user interface (GUI), is critical for enabling users to interact with their car computers in a safe way that is superior to the experience available on alternative devices like PDAs for example. We are both licensing and custom programming original software for this purpose. We intend to perform assembly, testing and systems integration of these units in a lab being built at our Wood Dale, Illinois facility.

Terrestrial Service Antennas

We are purchasing all or most of our Terrestrial Wireless Service Antennas under private label arrangements to our specifications, from U.S.-based and Asian manufacturers.

Warehousing & Distribution

We plan to warehouse and distribute Voyager from our Wood Dale facility and/or the Midwest contract antenna manufacturer mentioned above. This plan may change as volume increases.

Marketing & Sales

Initially, we intend to bring Voyager to market via the following channels:

Phase One: Home Dish Installers & Web Channels: Initially our products will be offered for sale online at ustelematics.com and also through the home satellite TV installer channel.   We believe that USTelematics.com as an e-commerce, shopping-basket equipped web store is at least 75% complete and able to process sales orders as of this writing. We have avoided generating traffic to the store until its presentation is closer to design. We expect to reach this milestone before the end of calendar 2007. We plan to drive online purchaser traffic principally through purchasing of Google “AdWords” services and search engine optimization. We also plan to engage the services of a public relations firm to generate unpaid broadcast news media coverage for our products. In addition, we may use direct-to-consumer national cable TV paid advertising sales campaigns for our mobile computer products after completion of the presently-contemplated financing.

From a group of predominantly small businesses, we have received commitments for the purchase of approximately 2,500 Voyager units from more than 300 individual dish installers. The average size of these orders is just under 7 units each. No one dealer has ordered more than 12 units. All of these orders are on either COD or credit card payment terms.   This dealer group is technically-oriented, given that they provide a significant portion of home dish installation services in the U.S. and Canada. As a result, we expect that barriers to installation training and servicing will be lowest with this group. We spent approximately $50,000 in the acquisition of these orders, by displaying at an invitation-only Dish Network-specific dealer trade show.

Phase Two: RV Dealer Channel: Based upon our formal and informal market research, we know that a significant market already exists for mobile DBS antennas in recreational vehicles. Competitors have been selling units for amounts exceeding $2,000 per unit for more than ten years. We believe that the Voyager is especially suitable for recreational vehicles, particularly in light of its cost advantage vs. competition. Accordingly, we expect to sell the second wave of Voyager units into RV channels. We would further anticipate that the cost breakthrough induced by our technology will expand the market for DBS in RVs, from less than 50,000 units per year (or about 15% penetration of the 330,000 unit per year new RV market, based on published reports), to high double-digit percent penetration.

We have been in talks since 2005 with a leading antenna manufacturer that claims to outfit more than 50% of all new recreational vehicle units newly manufactured in the United States, with a terrestrial or satellite television antenna. That entity has indicated that it may offer our mobile satellite antenna to RV dealers. We have spent nearly $100,000 to establish a mutually satisfying global agreement with this entity, including the preparation of a number of handmade prototypes for examination in its testing laboratory. We have not entered into a final agreement with this manufacturer.

Phase Three: Service Provider Private Label. We have entered into preliminary agreements with a major DBS content provider to supply Voyager under that entity’s private label. We also plan to develop a private label program or programs with other North American DBS providers. Under these private label programs, we intend to act as a contract manufacturing source to the service providers, at a set price and with no ongoing liability except for reworking defective units.

We have executed a preliminary agreement with Dish Network, a subsidiary of EchoStar Corp., to provide units of our mobile satellite TV antenna to Dish, under the Dish brand name. Dish Network is the second largest satellite TV service provider, claiming more than 13 million subscribers. We do not expect to start supplying under the Dish brand until at least twelve months after we commence manufacturing operations. We believe that our mobile satellite TV antenna design is compatible with both the Dish Network and DirecTV systems.   We have not entered into a final agreement for delivering products under the Dish brand name.

Phase Four: Retail Distribution: Our co-founder and President Howard Leventhal has experience creating new electronic products, causing them to be contract-manufactured in Asia, and selling to mass merchants. To date, we have made no meaningful attempt to sell directly into the mass retail channels encompassing merchants.   We plan to begin efforts selling to mass merchants under our own brand, only after a minimum of 12-24 months in lower volume distribution channels.

Export: With minor modifications, our DBS antenna technology will work under wide-area Ku-band satellite TV systems as presently operating in Europe and the Middle East. As profits are retained and opportunities present themselves at tradeshows and similar marketing venues, we plan to pursue export distribution channels. Narrow-area systems as over Indonesia, Korea and Japan can be received with far less complex antenna devices than required in the West. We may at some point address these East Asian markets.

We believe that our product will also have military, maritime and aviation applicability and we intend to conduct our marketing efforts accordingly.

Integration Services

We believe that consumer resistance to buying our products will be lower when our products are included in vehicle purchases. We have considered marketing Voyager, our other antennas and mobile PCs through auto manufacturers such as GM, Ford, Toyota etc. However given all of the bankruptcies of auto parts suppliers - Delphi most predominantly - it seems to us that the financially safe way of getting our goods into cars is to focus on “aftermarket” distribution through retail dealers.

Our headquarters facility in Wood Dale, Illinois includes a 5,000 square foot space that we are outfitting to perform installation of our systems into vehicles. We will use this space as a classroom for dealer training, and also as a pilot operation to create a business model for installing our technologically advanced systems widely in everyday neighborhood automobile, RV and marine dealerships as a profit center for those dealerships and for us.

Online Retail Store

We are in the process of building a full e-commerce, order-taking, payment-receiving website, which will appear at ustelematics.com when ready for publication. This site will offer all of the above-described products and services, and will also re-sell certain hardware products from other manufacturers that are complementary and/or required to complete installation of our systems.

Management Information System

Our website is being built on top of NetSuite, an Oracle-based accounting system that also serves as a management information system, enterprise requirements planning system, and customer relationship management system for all aspects of our business.

Intellectual Property

Patent Application

Our founding engineers and CEO assigned to us their interest in Provisional United States Patent Application US60/710,278 “Thin film ferro-electric phase shifters in an antenna and control system for receiving Direct Broadcast Satellite television signals in moving vehicles while in motion.”

Trademarks & Copyrights

We have registered the internet domain names “ustelematics.com”, “GeekMyRideTV.com” and “GeekMyRide.TV” with various ICANN-certified domain name registrars. Additionally, we are in the process of filing applications with the U.S. Patent and Trademark Office for the marks “USTelematics”, “ustelematics.com”, “GeekMyRideTV.com” and “GeekMyRide.TV”.

We have written a TV treatment for a program called “Geek My Ride” or GMR. As a marketing device, we plan to eventually pursue development of a reality-based TV series to be video-taped in our Vehicular Integration Center, along the lines of the shows “ Pimp My Ride” on MTV and “ American Chopper” on the Discovery Channel. The GMR Series Treatment is being submitted to the Copyright Office of the US Library of Congress for copyright registration.

Government Regulation

Due to the nature of the circuitry involved in Voyager, the device will fall under the provisions of several sections of the rules and regulations promulgated by the US Federal Communications Commission, or FCC, covering unintentional emission of radio frequency energy.

Our devices are subject to Type Acceptance by the FCC. Type Acceptance is an equipment authorization indicating compliance with FCC technical standards for conducted and radiated radio frequency emissions as outlined in the FCC sections of the Code of Federal Regulations. The Type Acceptance procedure is performed regularly in certified labs around the country. Although Voyager is a complex, CPU-controlled robotic system, we anticipate Type Acceptance barriers no greater than those for a common personal computer.

Employees

Currently we have four employees. In addition, we have six individuals working for us on an independent contractor basis. We expect to hire approximately six new employees who will operate our Vehicular Systems Integration Center and ten employees to work in other areas.

Legal Proceedings

From time to time the Company may become subject to litigation incidental to its business. Such claims, if successful, could exceed applicable insurance coverage. The Company is not currently a party to any material legal proceedings.

Description of Property

On June 12, 2006, we entered into a three-year lease for a 10,800 square foot office, research, distribution facility in Wood Dale, IL, approximately five miles southwest of O'Hare Airport. The monthly rent is $5,500 for the first twelve months that will be raised to $8,350 and $8,500 for the second and third year, respectively. We also agreed to issue to the landlord 24,000 shares of our Common Stock in exchange for a reduction in the first year’s rent from approximately $78,000 to the current $66,000.

We believe that our existing facilities are suitable and adequate to meet our current business requirements.

DIRECTORS AND EXECUTIVE OFFICERS

Directors and Executive Officers

The following persons are our executive officers and directors as of the date hereof:

Name	Age	Position
Howard E. Leventhal	49	President and Director
Michael Slotky	45	Secretary, Treasurer and Director

Howard Leventhal has been our President and one of our Directors since inception in October 2005. In the early 1980s Mr. Leventhal founded a company called Suncom, Inc. which developed a technological advancement in hand controllers for Atari games. After divesting Suncom, Mr. Leventhal commercialized numerous products of his own design; manufacturing them in Asia and producing under private label for major brands including RadioShack, Packard Bell and IBM’s Easy Options accessories division. In 1998, Mr. Leventhal created a CD ROM software product called QuickSite , the first product enabling small business operators to set up their own e-commerce websites in one day or less. QuickSite was also the first widely distributed software product that cross-linked a computer-resident application with an Internet-served application. Since October 2002, Mr. Leventhal has been the Chief Executive Officer and a Director of Stealth MediaLabs, Inc., a Chicago based technology incubator and developer of proprietary software and services for professional media content owners. This entity has ceased operations and is delinquent in its filings under the Securities Exchange Act of 1934, as amended. Prior thereto, Mr. Leventhal was the Chief Executive Officer of Bitzmart, Inc., a software developer from August 2000. He attended the Southern Illinois University and the University of Illinois at Chicago. Mr. Leventhal holds a U.S. patent for covert data channel masking in modulation of a radio signal.

Michael Slotky has been a Director since March 2006. Mr. Slotky has also been the Chief Executive Officer of The Bureaus, Inc. a buyer of consumer debt portfolios from large national commercial banks since 1998. He attended the University of Arizona.

The term of office of each director expires at the Company's annual meeting of stockholders or until his successor is duly elected and qualified. Directors are not compensated for serving as such. Officers serve at the discretion of the Company’s Board of Directors.

Significant Consultants

Anan Yaagoub, Chief Technology Officer

Mr. Yaagoub is a Ph.D. candidate at Northwestern University in Advanced Systems Theory. Mr. Yaagoub created all of the back office server programming and original proprietary ActiveX coding for QuickSite.

Wayne Openlander, Director of Electronics & Microwave Engineering

Mr. Openlander has been Vice President Engineering of Resonance Instruments, Inc., Skokie, Illinois, since March 2000; where he developed and filed a patent application for a PC controlled microwave system for microwave-enhanced-chemistry applications. He has also researched, designed, developed and tested antenna products and related accessories, resulting in complete catalog of products for land mobile radio market. From 1987 to 1994, Mr. Openlander was Chief Technology Officer of Direct Conversion Technique, Inc., Des Plaines, Illinois. He is the holder of six antenna-related patents.

Gregory Borucki, Director of Industrial Design

Mr. Borucki is founder and president of Designcraft Corporation, an Industrial Design and Product Engineering firm and a principal supplier to Motorola Corporation of three dimensional solids prototyping and design services for gigahertz-range RF devices. Borucki created the original three-dimensional models for many widely distributed Motorola products, including but not limited to the original Motorola handheld cellular telephone and compact satellite antennas for the Iridium telephone system. Mr. Borucki earned a Masters of Science in Industrial Design, Illinois Institute of Technology, 1976.

Daniel Bernstein, Director of Online Architecture

Mr. Bernstein worked for IBM, Los Angeles and New York City, during 2001 and 2002, where he designed “Websphere the Brand” a new website and information architecture for IBM. He also led a project for IBM at Disney World’s “Innoventions”, Orlando 1997. Producer, Disney Interactive and Disney Imagineering, Glendale, CA 1996 - 1997. Game Director/Designer, HERC-World $18M multi-player environment. Activision Game Studios, Los Angeles: 1995 - 1996. Digital Video Technical Director, Muppet Treasure Island $3.5M children’s game. Dan holds a Masters of Architecture, a Bachelors Degree from Tulane University and graduated in 2003 from Columbia University’s Executive Information Technology Management program.

Stuart W. Volkow, Director of Business Development

Mr. Volkow is Adjunct Professor of Digital and Interactive Television Issues, Technologies and Opportunities, UCLA Entertainment Management Studies Division, 1995 - 2006. He is also a contributing editor, CMS Newsline, a paid circulation newsletter for media executives with analysis and opinion regarding digital media trends in technology, business and government; 2004 - 2006. Videography Magazine, Contributing Editor, 1993 - 2001. University of California, Los Angeles, Anderson Graduate School of Management; Lecturer for Professor Martin Greenberger, UCLA AGSM 274; The Digital Media Revolution, eight consecutive quarters from 1993-1995. The American Film Institute Center for Advanced Film and Television Studies, 1993-1994, One-Year Producing Certificate Received. Graduate Studies, Northwestern Univ, Evanston, IL. 1979. B.A. Physiology, Southern Illinois University, Carbondale, IL 1978.

EXECUTIVE COMPENSATION.

Director Compensation

We provide a $2,500 per year stipend to our non-executive directors for their service as members of our board of directors. Payment of this stipend will commence upon the closing of financing transaction . We reimburse all directors for certain expenses in connection with attendance at board meetings. We have applied for Directors’ and Officers’ Liability Insurance.

Executive Compensation

In April 2006, we started paying Howard Leventhal annual compensation of $180,000 under the terms of his employment agreement described below. We presently have no other written contracts with any full time employees, although we anticipate establishing written contracts in the future.

Summary Compensation Table (1)

Name and principal position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	All Other Compensation ($)	Total ($)
Howard Leventhal President	2006	30,000	-0-	-0-	-0-	30,000

(1) As permitted under the rules promulgated by the Securities and Exchange Commission, this table omits columns that are not applicable.

Employment Agreements

On April 11, 2006, we entered into an employment agreement with Howard Leventhal, our President. The agreement expires April 14, 2009, unless terminated prior thereto for cause. Under the terms of the employment agreement we are paying Mr. Leventhal an annual salary of $180,000. The agreement contains a non-compete provision that prohibits Mr. Leventhal from competing with us throughout the United States during the term of the agreement and for one year thereafter.

Section 16(a) Beneficial Ownership Reporting Compliance

Our common stock did not become registered under the 1934 Act until October 2006. Therefore, none of our executive officers, directors and all persons who own more than ten percent of our common stock was required to comply with Section 16(a) filing requirements until that time.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of January 16, 2007 regarding the beneficial ownership of our Common Stock, based on information provided by (i) each of our executive officers and directors; (ii) all executive officers and directors as a group; and (iii) each person who is known by us to beneficially own more than 5% of the outstanding shares of our Common Stock.

Unless otherwise indicated, the address of each beneficial owner is in care of the Company, 335 Richert Drive, Wood Dale, Illinois 60191. Unless otherwise indicated, we believe that all persons named in the following table have sole voting and investment power with respect to all shares of Common Stock that they beneficially own.

Name and Address	Amount and Nature of Beneficial Ownership (1)	Percentage of Class
Stealth MediaLabs, Inc. 70 S. Lively Blvd., Elk Grove Village, IL 60007	12,000,000	60%

Howard Leventhal (2)	19,400,000	97%

Michael Slotky (3)	- 0 -	- 0 -

All officers and directors as a group	19,400,000	97%

(1)  Unless otherwise indicated herein and subject to applicable community property laws, each stockholder has sole voting and investment power with respect to all shares of Common Stock beneficially owned by such stockholder and directly owns all such shares in such stockholder's sole name. Within sixty (60) days of the date of this filing, none of the above persons has the right to acquire any further shares of Common Stock from options, warrants, rights, conversion privileges or other similar arrangement.

(2)  Includes 7,400,000 shares held in the name of the Howard E. Leventhal Trust, of which Mr. Leventhal is the sole trustee. Mr. Leventhal disclaims beneficial ownership in 5,046,789 shares held by the trust, representing the number of shares held for the benefit of two of our co-founders. Also includes 12,000,000 shares registered in the name of Stealth MediaLabs, Inc., of which Mr. Leventhal is a director, executive officer and principal stockholder. Mr. Leventhal disclaims beneficial ownership in 10,063,986 of these shares representing the shares in excess of the number of shares that he would be entitled to receive in the event of a pro-rata distribution of the shares held by Stealth MediaLabs to its stockholders.

(3)  Does not include 130,914 shares that Mr. Slotky may be entitled to by virtue of his ownership of shares of Stealth MediaLabs, Inc.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

There is currently no trading market for our common stock. We intend to take the necessary steps to have or common stock included for quotation on the OTC Bulletin Board. However, there can be assurance that our stock will be accepted for quotation.

Number of Stockholders

As of January 16, 2007, there were approximately six holders of record of our common stock.

Dividend Policy

Historically, we have not paid any dividends to the holders of our common stock and we do not expect to pay any such dividends in the foreseeable future as we expect to retain our future earnings for use in the operation and expansion of our business.

SELLING STOCKHOLDERS

The following table presents information regarding the selling stockholders.

Selling Stockholder	Shares Beneficially Owned Prior to Offering*	Shares to be Sold in Offering**	Shares Beneficially Owned After Offering	Percentage Beneficial Ownership After Offering***

Joel & Tonja Magerman JTWROS	195,237	70,000	125,237	****
Alpha Capital Aktiengesellschaft (1)	4,452,374	62,400	4,389,974	18
Henry & Rosalind Drabin	1,952,314	70,000	1,882,314	8.6
Stanley S. Raphael Living Trust	1,561,900	70,000	1,491,900	6.9
Robert M. Robb	195,237	70,000	125,237	****
Beverly Drost Robb Trust	195,237	70,000	125,237	****
Murray Chernick Trust	780,950	70,000	710,950	3.4
Sy Hoffer Rev. Trust	468,570	70,000	398,570	1.5
Carol Hoffer Rev. Trust	390,475	70,000	320,475	****
GSB Holdings, Inc. (2)	780,950	70,000	710,950	3.4
David Jordon	1,561,900	70,000	1,491,900	6.9
Howard Tanner & Janice Tanner TWROS	195,237	70,000	125,237	****
Ronald Pickett	780,950	70,000	710,950	3.4
JMW Fund, LLC (3)	351,427	70,000	281,427	****
San Gabriel Fund, LLC (4)	351,427	70,000	281,427	****
Bodnar Capital Management, LLC (5)	500,000	70,000	430,000	2.1
Double U Master Fund LP (6)	500,000	70,000	430,000	2.1
Harborview Master Fund LP (7)	750,000	70,000	680,000	3.3
Southridge Partners LP (8)	2,125,000	70,000	2,055,000	9.3
Southshore Capital Fund Ltd. (9)	375,000	70,000	305,000	****
Longview Fund LP (10)	7,500,000	62,400	7,437,600	27.1
Crescent International Ltd. (11)	1,500,000	70,000	1,430,000	6.7
Ellis International L.P. (12)	750,000	70,000	680,000	3.3
Iroquois Master Fund Ltd. (13)	750,000	70,000	680,000	3.3
Scott E. Douglass	325,000	70,000	255,000	****
David B Huebner	250,000	70,000	180,000	****
Total	29,539,185	1,804,800	27,734,385

* The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholder has sole or shared voting power or investment power and also any shares, which the selling stockholder has the right to acquire within 60 days. Nevertheless, for purposes hereof, for each selling stockholder does not give effect to the 4.9% limitation on the number of shares that may be held by each stockholder as agreed to in the relevant transaction documents which limitation is subject to waiver by the holder upon 61 days prior written notice to us (subject to a further non-waivable limitation of 9.99%)(the “Percentage Restriction”). For each selling security holder, the number of shares beneficially owned prior to this offering consists of the number of shares issuable upon conversion of convertible debentures set forth in the “Shares to be Sold in Offering” column. The balance consists of the number of shares issuable upon exercise of warrants set forth in the “Shares Beneficially Owned after Offering” column.

** Under the terms of a registration rights agreement with each of the stockholders, we are required to issue the number of shares issuable upon conversion of convertible debentures using the fixed conversion price of $0.50 or $0.375, as the case may be.  However, the number of shares included herein for each selling stockholder is limited to the number permitted under current interpretations of Rule 415 by the Securities and Exchange Commission.

*** Based on 20,024,000 shares of common stock issued and outstanding as of May 7, 2007. For each selling stockholder assumes conversion and exercise, respectively, of all debentures and warrants held by that stockholder on the date hereof without giving effect to the Percentage Restriction.

   **** Less than one percent.

(1)
Alpha Capital is a private investment fund that is owned by all its investors and managed by Mr. Konrad Ackermann, who may be deemed the control person of the shares owned Alpha Capital. Rainer Posch, a director, has voting and dispositive power over the shares.

(2)	David Clark has voting and dispositive control over the shares held by GSB Holdings.

(3)	John P. McGrain, the manager of JMW Fund LLC, has voting control and investment discretion over securities held by JMW Fund LLC.

(4)	John McGrain, a managing member of San Gabriel Fund LLC, has voting control and investment discretion over securities held by the fund.

(5)	Steven J. Bodnar has voting and investment control over the securities held by Bodnar Capital Management, LLC.

(6)	Susan Parker may be deemed the control person of the shares owned by Double U Master Fund LP, with final voting power and investment control over such shares.

(7)	Mr. Richard Rosenblum and Mr. David Stefansky, may be deemed the control person of the securities registered on behalf of Harborview Master Fund.

(8)	Southridge Capital is the general partner of Southridge Partners LP. Steven Hicks, the general partner’s principal, may be deemed the control person of these entities.

(9)	David Sims may be deemed the control person of this entity.

(10)	Mr. Peter T. Benz has voting and dispositive control over securities held by Longview Fund, L.P.

(11)	Janette Diller-Stone has voting and dispositive control over the securities owned by Crescent.

(12)	Mr. Jay Spinner, may be deemed the control person of the securities registered on behalf of Ellis International, L.P.

(13)
Iroquois Master Fund, Ltd. may be deemed a control person of the shares owned by such entity. Joshua Silverman has voting and investment control of the securities held by Iroquois Master Fund Ltd. Mr. Silverman disclaims beneficial ownership of the shares held by Iroquois Master Fund Ltd.

RECENT FINANCING

Debentures

On December 12, 2006, we entered into and consummated a securities purchase agreement with a group of 12 accredited investors for the issuance of our 9% Senior Secured Convertible Debentures in the principal amount of $3,565,000 (the “Debentures”). Interest is payable in cash or, at our option in registered shares of our common stock (at a 20% discount to the average of the lowest 3 intra-day trading prices during the 20 trading days immediately prior to the interest payment due date). Principal payments may only be made in cash, unless the holder of the Debentures elects to convert all or part of the principal, as described below. Upon an event of default, the interest rate of the Debentures will be increased to 18%. The Debentures mature two years from the date of issuance. We have granted a security interest in all of our assets to secure our obligations under the Debentures.

All amounts due under the Debentures may be converted at any time, in part or in whole, at the written election of the holder thereof, into shares of our common stock at a fixed conversion price of $0.50 (which conversion price is subject to standard adjustments in the event we sell securities at a lower price in the future). No conversions may take place if it would cause a holder of the Debentures to become the beneficial owner of more than 4.99% of the outstanding shares of our common stock, which limitation is subject to waiver by an investor upon 61 days prior written notice to us. Shares issued upon conversion of the Debentures and as interest payments thereunder will be issued to the holder of the Debentures in reliance upon a private placement exemption and may therefore be issued without registration. Only the resale of those shares is being registered herewith.

We also issued to the holders of the Debentures Class A Warrants to purchase 7,130,000 shares of our common stock at $0.55 per share and Class B Warrants to purchase 3,565,000 shares of Common Stock at $0.75 per share. All warrants are exercisable for a period of five years.

Exchange Debentures

Also on December 12, 2006, we issued debentures (the “Exchange Debentures”) in the principal amount of approximately $1,597,397 in exchange for debentures issued to a group of 15 investors (the “Bridge Investors”) in April 2006 (the “Bridge Financing”). The Exchange Debentures are identical to the Debentures in all respects, except that the fixed conversion price of the Exchange Debentures is $0.375. With the exception of one Bridge Investor, none of the Bridge Investors purchased Debentures in the December 2006 offering.

We also issued to the Bridge Investors Class A Warrants to purchase 4,259,726 shares of the Company’s common stock at $0.55 per share and Class B Warrants to purchase 2,129,863 shares of common stock at $0.75 per share. In addition, the Bridge Investors received five-year warrants to purchase an aggregate of 1,064,932 shares of common stock of the Company at $.375 per share.

We agreed to file the registration statement of which this prospectus forms a part for the registration of the shares issuable upon conversion of the Debentures and the Exchange Debentures within 40 days after the Closing Date and cause it to be declared effective within 120 days after the Closing Date.  Investors who participated in the two financing rounds are having a portion of their shares included in this prospectus. If the registration statement not declared effective within the time period permitted, we must pay liquidated damages of 2% per month or part thereof for any registration default up to a maximum of 30% in the aggregate of the purchase price paid. Such damages are payable at our option in cash or in registered common stock valued at the lowest reported closing bid price of the common stock during the 20 trading days immediately before accrual of the obligation to make the payment.

Assuming conversion of all Debentures, we will issue 11,389,724 shares of our common stock that had an aggregate value $5,694,862 on December 12, 2006, the date we issued the Debentures and the Exchange Debentures based on a value per share of $0.50 as agreed between us and the purchasers of these securities.

We intend to repay in full all amounts due under the Debentures in cash. However, our cash flow may not permit us to do so. If we are unable to repay the Debentures in cash, we will be required to issue shares in lieu of cash, if and when requested by the holders of the Debentures.

The following table sets forth for each selling stockholder, the amount of interest payable with respect to the Debentures on each interest payment date:

Investor	Payment Reference	Date	Amount
Joel & Tonja Magerman JTWROS
	Interest Payment	February 28, 2007	$519.15
	Interest Payment	May 31, 2007	$605.68
	Interest Payment	August 31, 2007	$605.68
	Interest Payment	November 30, 2007	$599.02
Joel & Tonja Magerman JTWROS Total:			$2,329.53
Alpha Capital Aktiengesellschaft
	Interest Payment	February 28, 2007	$14,941.54
	Interest Payment	May 31, 2007	$17,431.80
	Interest Payment	August 31, 2007	$17,431.80
	Interest Payment	November 30, 2007	$17,240.24
Alpha Capital Aktiengesellschaft Total:			$67,045.38
Henry & Rosalind Drabin
	Interest Payment	February 28, 2007	$5,191.54
	Interest Payment	May 31, 2007	$6,056.80
	Interest Payment	August 31, 2007	$6,056.80
	Interest Payment	November 30, 2007	$5,990.24
Henry & Rosalind Drabin Total:			$23,295.38
Stanley S. Raphael Living Trust
	Interest Payment	February 28, 2007	$4,153.23
	Interest Payment	May 31, 2007	$4,845.44
	Interest Payment	August 31, 2007	$4,845.44
	Interest Payment	November 30, 2007	$4,792.19
Stanley S. Raphael Living Trust Total:			$18,636.30
Robert M. Robb
	Interest Payment	February 28, 2007	$519.15
	Interest Payment	May 31, 2007	$605.68
	Interest Payment	August 31, 2007	$605.68
	Interest Payment	November 30, 2007	$599.02
Robert M. Robb Total:			$2,329.53
Beverly Drost Robb Trust
	Interest Payment	February 28, 2007	$519.15
	Interest Payment	May 31, 2007	$605.68
	Interest Payment	August 31, 2007	$605.68
	Interest Payment	November 30, 2007	$599.02
Beverly Drost Robb Trust Total:			$2,329.53

Murray Chernick Trust
	Interest Payment	February 28, 2007	$2,076.62
	Interest Payment	May 31, 2007	$2,422.72
	Interest Payment	August 31, 2007	$2,422.72
	Interest Payment	November 30, 2007	$2,396.10
Murray Chernick Trust Total:			$9,318.16
Sy Hoffer Rev. Trust
	Interest Payment	February 28, 2007	$1,245.97
	Interest Payment	May 31, 2007	$1,453.63
	Interest Payment	August 31, 2007	$1,453.63
	Interest Payment	November 30, 2007	$1,437.63
Sy Hoffer Rev. Trust Total:			$5,590.86
Carol Hoffer Rev. Trust
	Interest Payment	February 28, 2007	$1,038.31
	Interest Payment	May 31, 2007	$1,211.36
	Interest Payment	August 31, 2007	$1,211.36
	Interest Payment	November 30, 2007	$1,198.05
Carol Hoffer Rev. Trust Total:			$4,659.08
GSB Holdings, Inc.
	Interest Payment	February 28, 2007	$2,076.62
	Interest Payment	May 31, 2007	$2,422.72
	Interest Payment	August 31, 2007	$2,422.72
	Interest Payment	November 30, 2007	$2,396.10
GSB Holdings, Inc. Total:			$9,318.16
David Jordon
	Interest Payment	February 28, 2007	$4,153.23
	Interest Payment	May 31, 2007	$4,845.44
	Interest Payment	August 31, 2007	$4,845.44
	Interest Payment	November 30, 2007	$4,792.19
David Jordon Total:			$18,636.30
Howard Tanner & Janice Tanner TWROS
	Interest Payment	February 28, 2007	$519.15
	Interest Payment	May 31, 2007	$605.68
	Interest Payment	August 31, 2007	$605.68
	Interest Payment	November 30, 2007	$599.02
Howard Tanner & Janice Tanner TWROS Total:			$2,329.53
Ronald Pickett
	Interest Payment	February 28, 2007	$2,076.62
	Interest Payment	May 31, 2007	$2,422.72
	Interest Payment	August 31, 2007	$2,422.72
	Interest Payment	November 30, 2007	$2,396.10
Ronald Pickett Total:			$9,318.16
JMW Fund, LLC
	Interest Payment	February 28, 2007	$934.48
	Interest Payment	May 31, 2007	$1,090.22
	Interest Payment	August 31, 2007	$1,090.22
	Interest Payment	November 30, 2007	$1,078.24
JMW Fund, LLC			$4,193.16

San Gabriel Fund, LLC
	Interest Payment	February 28, 2007	$934.48
	Interest Payment	May 31, 2007	$1,090.22
	Interest Payment	August 31, 2007	$1,090.22
	Interest Payment	November 30, 2007	$1,078.24
San Gabriel Fund, LLC Total:			$4,193.16
Bodnar Capital Management, LLC
	Interest Payment	February 28, 2007	$1,950.00
	Interest Payment	May 31, 2007	$2,275.00
	Interest Payment	August 31, 2007	$2,275.00
	Interest Payment	November 30, 2007	$2,250.00
Bodnar Capital Management, LLC Total:			$8,750.00
Double U Master Fund LP
	Interest Payment	February 28, 2007	$1,950.00
	Interest Payment	May 31, 2007	$2,275.00
	Interest Payment	August 31, 2007	$2,275.00
	Interest Payment	November 30, 2007	$2,250.00
Double U Master Fund LP Total:			$8,750.00
Harborview Master Fund LP
	Interest Payment	February 28, 2007	$2,925.00
	Interest Payment	May 31, 2007	$3,412.50
	Interest Payment	August 31, 2007	$3,412.50
	Interest Payment	November 30, 2007	$3,375.00
Harborview Master Fund LP Total:			$13,125.00
Southridge Partners LP
	Interest Payment	February 28, 2007	$8,287.75
	Interest Payment	May 31, 2007	$9,668.75
	Interest Payment	August 31, 2007	$9,668.75
	Interest Payment	November 30, 2007	$9,562.50
Southridge Partners LP Total:			$37,187.75
Southshore Capital Fund Ltd.
	Interest Payment	February 28, 2007	$1,462.50
	Interest Payment	May 31, 2007	$1,706.25
	Interest Payment	August 31, 2007	$1,706.25
	Interest Payment	November 30, 2007	$1,687.50
Southshore Capital Fund Ltd. Total:			$6,562.50
Longview Fund LP
	Interest Payment	February 28, 2007	$29,250.00
	Interest Payment	May 31, 2007	$34,125.00
	Interest Payment	August 31, 2007	$34,125.00
	Interest Payment	November 30, 2007	$33,750.00
Longview Fund LP Total:			$131,250.00
Crescent International Ltd.
	Interest Payment	February 28, 2007	$5,850.00
	Interest Payment	May 31, 2007	$6,825.00
	Interest Payment	August 31, 2007	$6,825.00
	Interest Payment	November 30, 2007	$6,750.00
Crescent International Ltd. Total:			$26,250.00
Ellis International L.P.
	Interest Payment	February 28, 2007	$2,925.00
	Interest Payment	May 31, 2007	$3,412.50
	Interest Payment	August 31, 2007	$3,412.50
	Interest Payment	November 30, 2007	$3,375.00
Ellis International L.P. Total:			$13,125.00

Iroquois Master Fund Ltd.
	Interest Payment	February 28, 2007	$2,925.00
	Interest Payment	May 31, 2007	$3,412.50
	Interest Payment	August 31, 2007	$3,412.50
	Interest Payment	November 30, 2007	$3,375.00
Iroquois Master Fund Ltd. Total:			$13,125.00
Scott E. Douglass
	Interest Payment	February 28, 2007	$1,267.50
	Interest Payment	May 31, 2007	$1,478.75
	Interest Payment	August 31, 2007	$1,478.75
	Interest Payment	November 30, 2007	$1,462.50
Scott E. Douglass Total:			$5,687.50
David B Huebner
	Interest Payment	February 28, 2007	$975.00
	Interest Payment	May 31, 2007	$1,137.50
	Interest Payment	August 31, 2007	$1,137.50
	Interest Payment	November 30, 2007	$1,125.00
David B Huebner Total:			$4,375.00
Total payments that have been or may be required to be made in connection with the transaction, excluding principal repayments			$451,709.97

The following table sets forth for each selling stockholder:

The market price per share of the shares underlying the debentures on the date of the sale of the debenture;

The conversion price per share on the date of the sale of the debenture, calculated as follows:

The total possible shares underlying the debentures (assuming no interest payments and complete conversion throughout the term of the debentures);

The combined market price of the total number of shares underlying the debentures, calculated by using the market price per share on the date of the sale of the debenture and the total possible shares underlying the debentures;

The total possible shares it may receive and the combined conversion price of the total number of shares underlying the debentures calculated by using the conversion price on the date of the sale of the debentures and the total possible number of shares the selling stockholders may receive; and

The total possible discount to the market price as of the date of the sale of the convertible note, calculated by subtracting the total conversion price on the date of the sale of the convertible note from the combined market price of the total number of shares underlying the debenture on that date.

Selling Shareholder	Combined market price (market price per share * total possible shares)	Basis of Debentures Originally Issued	Total possible profit the selling shareholders could realize as a result of conversion discount	Market price per share of securities on the date of sale of the convertible note (1)	Fixed conversion price per share of underlying securities on the date of sale of the convertible note	Total possible shares underlying the convertible note	Combined market price (market price per share * total possible shares)	Total possible shares the selling shareholders may receive and combined conversion price of the total number of shares underlying the convertible note (2)	Total possible discount (premium) to market price as of the date of sale of the convert note	Total possible discount (premium) assuming sale price of $0.75 per share to market price as of the date of sale of the convert note

Joel & Tonja Magerman JTWROS	35,498	26,623	8,875	$0.50	$0.375	70,995	35,498	26,623	8,875	26,623

Alpha Capital Aktiengesellschaft	354,977	266,233	88,744	$0.50	$0.375	709,954	354,977	266,233	88,744	266,233

Henry & Rosalind Drabin	354,977	266,233	88,744	$0.50	$0.375	709,954	354,977	266,233	88,744	266,233

Stanley S. Raphael Living Trust	283,982	212,986	70,996	$0.50	$0.375	567,963	283,982	212,986	70,996	212,986

Robert M. Robb	35,498	26,623	8,875	$0.50	$0.375	70,995	35,498	26,623	8,875	26,623

Beverly Drost Robb Trust	35,498	26,623	8,875	$0.50	$0.375	70,995	35,498	26,623	8,875	26,623

Murray Chernick Trust	141,991	106,493	35,498	$0.50	$0.375	283,982	141,991	106,493	35,498	106,493

Sy Hoffer Rev. Trust	85,195	63,896	21,299	$0.50	$0.375	170,389	85,195	63,896	21,299	63,896

Carol Hoffer Rev. Trust	70,995	53,247	17,748	$0.50	$0.375	141,991	70,995	53,247	17,748	53,247

GSB Holdings, Inc.	141,991	106,493	35,498	$0.50	$0.375	283,982	141,991	106,493	35,498	106,493

David Jordon	283,982	212,986	70,996	$0.50	$0.375	567,963	283,982	212,986	70,996	212,986

Howard Tanner & Janice Tanner TWROS	35,498	26,623	8,875	$0.50	$0.375	70,995	35,498	26,623	8,875	26,623

Ronald Pickett	141,991	106,493	35,498	$0.50	$0.375	283,982	141,991	106,493	35,498	106,493

JMW Fund, LLC	63,896	47,922	15,974	$0.50	$0.375	127,792	63,896	47,922	15,974	47,922

San Gabriel Fund, LLC	63,896	47,922	15,974	$0.50	$0.375	127,792	63,896	47,922	15,974	47,922

Bodnar Capital Management, LLC	100,000	100,000	-	$0.50	$0.500	200,000	100,000	100,000	-	50,000

Double U Master Fund LP	100,000	100,000	-	$0.50	$0.500	200,000	100,000	100,000	-	50,000

Harborview Master Fund LP	150,000	150,000	-	$0.50	$0.500	300,000	150,000	150,000	-	75,000

Southridge Partners LP	425,000	425,000	-	$0.50	$0.500	850,000	425,000	425,000	-	212,500

Southshore Capital Fund Ltd.	75,000	75,000	-	$0.50	$0.500	150,000	75,000	75,000	-	37,500

Alpha Capital Aktiengesellschaft	500,000	500,000	-	$0.50	$0.500	1,000,000	500,000	500,000	-	250,000

Longview Fund LP	1,500,000	1,500,000	-	$0.50	$0.500	3,000,000	1,500,000	1,500,000	-	750,000

Crescent International Ltd.	300,000	300,000	-	$0.50	$0.500	600,000	300,000	300,000	-	150,000

Ellis International L.P.	150,000	150,000	-	$0.50	$0.500	300,000	150,000	150,000	-	75,000

Iroquois Master Fund Ltd.	150,000	150,000	-	$0.50	$0.500	300,000	150,000	150,000	-	75,000

Scott E. Douglass	65,000	65,000	-	$0.50	$0.500	130,000	65,000	65,000	-	32,500

David B Huebner	50,000	50,000	-	$0.50	$0.500	100,000	50,000	50,000	-	25,000
	5,694,865.00	5,162,396	532,469			11,389,724	5,694,865	5,162,396	532,469	3,379,896

(1)	There is no public market for our common stock. The $.50 market price is the result of arm’s length negotiations between us and the investors in the debenture offering

(2)
Does not include shares that may be issued in lieu of cash as liquidated damages in the event we breach our registration obligations under the registration rights agreement with the holders of the debentures. In such event, we may be liable to pay 2% of the purchase price paid for the debentures to the extent not previously converted and sold for each 30-day period during which the breach continues up to a maximum of 30%. Under the terms of the registration rights agreement, upon a breach, if we opt to pay the liquidated damages in shares, these shares must be at a value per share equal to the lowest reported closing bid price during the 20 trading days immediately before accrual of the obligation to make the payment.

The following table sets forth for each selling stockholder the total possible profit to be realized as a result of any conversion discounts for shares underlying any warrants held.

Selling Shareholder	Transaction	Type	Date	Market Price	Exercise Price	Other Warrants not Included in Current Transaction	Combined Market Price	Combined Exercise Price	Discount (Premium) to Market
Joel & Tonja Magerman JTWROS	Convertible Notes	Exchange Bonus Warrants	12/12/2006	$0.500	$0.375	17,748.86	$8,874	$6,656	$2,218

Joel & Tonja Magerman JTWROS	Convertible Notes	Series A Warrants	12/12/2006	$0.500	$0.550	70,995.44	$35,498	$39,047	$(3,549)

Joel & Tonja Magerman JTWROS	Convertible Notes	Series B Warrants	12/12/2006	$0.500	$0.750	35,497.72	$17,749	$26,623	$(8,874)

Alpha Capital Aktiengesellschaft	Convertible Notes	Exchange Bonus Warrants	12/12/2006	$0.500	$0.375	177,488.59	$88,744	$66,558	$22,186

Alpha Capital Aktiengesellschaft	Convertible Notes	Series A Warrants	12/12/2006	$0.500	$0.550	709,954.35	$354,977	$390,475	$(35,498)

Alpha Capital Aktiengesellschaft	Convertible Notes	Series B Warrants	12/12/2006	$0.500	$0.750	354,977.17	$177,489	$266,233	$(88,744)

Henry & Rosalind Drabin	Convertible Notes	Exchange Bonus Warrants	12/12/2006	$0.500	$0.375	177,488.59	$88,744	$66,558	$22,186

Henry & Rosalind Drabin	Convertible Notes	Series A Warrants	12/12/2006	$0.500	$0.550	709,954.35	$354,977	$390,475	$(35,498)

Henry & Rosalind Drabin	Convertible Notes	Series B Warrants	12/12/2006	$0.500	$0.750	354,977.17	$177,489	$266,233	$(88,744)

Stanley S. Raphael Living Trust	Convertible Notes	Exchange Bonus Warrants	12/12/2006	$0.500	$0.375	141,990.87	$70,995	$53,247	$17,748

Stanley S. Raphael Living Trust	Convertible Notes	Series A Warrants	12/12/2006	$0.500	$0.550	567,963.47	$283,982	$312,380	$(28,398)

Stanley S. Raphael Living Trust	Convertible Notes	Series B Warrants	12/12/2006	$0.500	$0.750	283,981.73	$141,991	$212,986	$(70,995)

Robert M. Robb	Convertible Notes	Exchange Bonus Warrants	12/12/2006	$0.500	$0.375	17,748.86	$8,874	$6,656	$2,218

Robert M. Robb	Convertible Notes	Series A Warrants	12/12/2006	$0.500	$0.550	70,995.44	$35,498	$39,047	$(3,549)

Robert M. Robb	Convertible Notes	Series B Warrants	12/12/2006	$0.500	$0.750	35,497.72	$17,749	$26,623	$(8,874)

Beverly Drost Robb Trust	Convertible Notes	Exchange Bonus Warrants	12/12/2006	$0.500	$0.375	17,748.86	$8,874	$6,656	$2,218

Beverly Drost Robb Trust	Convertible Notes	Series A Warrants	12/12/2006	$0.500	$0.550	70,995.44	$35,498	$39,047	$(3,549)

Beverly Drost Robb Trust	Convertible Notes	Series B Warrants	12/12/2006	$0.500	$0.750	35,497.72	$17,749	$26,623	$(8,874)

Murray Chernick Trust	Convertible Notes	Exchange Bonus Warrants	12/12/2006	$0.500	$0.375	70,995.43	$35,498	$26,623	$8,875

Murray Chernick Trust	Convertible Notes	Series A Warrants	12/12/2006	$0.500	$0.550	283,981.73	$141,991	$156,190	$(14,199)

Murray Chernick Trust	Convertible Notes	Series B Warrants	12/12/2006	$0.500	$0.750	141,990.87	$70,995	$106,493	$(35,498)

Sy Hoffer Rev. Trust	Convertible Notes	Exchange Bonus Warrants	12/12/2006	$0.500	$0.375	42,597.26	$21,299	$15,974	$5,325

Sy Hoffer Rev. Trust	Convertible Notes	Series A Warrants	12/12/2006	$0.500	$0.550	170,389.04	$85,195	$93,714	$(8,519)

Sy Hoffer Rev. Trust	Convertible Notes	Series B Warrants	12/12/2006	$0.500	$0.750	85,194.52	$42,597	$63,896	$(21,299)

Carol Hoffer Rev. Trust	Convertible Notes	Exchange Bonus Warrants	12/12/2006	$0.500	$0.375	35,497.72	$17,749	$13,312	$4,437

Carol Hoffer Rev. Trust	Convertible Notes	Series A Warrants	12/12/2006	$0.500	$0.550	141,990.88	$70,995	$78,095	$(7,100)

Carol Hoffer Rev. Trust	Convertible Notes	Series B Warrants	12/12/2006	$0.500	$0.750	70,995.44	$35,498	$53,247	$(17,749)

GSB Holdings, Inc.	Convertible Notes	Exchange Bonus Warrants	12/12/2006	$0.500	$0.375	70,995.43	$35,498	$26,623	$8,875

GSB Holdings, Inc.	Convertible Notes	Series A Warrants	12/12/2006	$0.500	$0.550	283,981.73	$141,991	$156,190	$(14,199)

GSB Holdings, Inc.	Convertible Notes	Series B Warrants	12/12/2006	$0.500	$0.750	141,990.87	$70,995	$106,493	$(35,498)

David Jordon	Convertible Notes	Exchange Bonus Warrants	12/12/2006	$0.500	$0.375	141,990.87	$70,995	$53,247	$17,748

David Jordon	Convertible Notes	Series A Warrants	12/12/2006	$0.500	$0.550	567,963.47	$283,982	$312,380	$(28,398)

David Jordon	Convertible Notes	Series B Warrants	12/12/2006	$0.500	$0.750	283,981.73	$141,991	$212,986	$(70,995)

Howard Tanner & Janice Tanner TWROS	Convertible Notes	Exchange Bonus Warrants	12/12/2006	$0.500	$0.375	17,748.86	$8,874	$6,656	$2,218

Howard Tanner & Janice Tanner TWROS	Convertible Notes	Series A Warrants	12/12/2006	$0.500	$0.550	70,995.44	$35,498	$39,047	$(3,549)

Howard Tanner & Janice Tanner TWROS	Convertible Notes	Series B Warrants	12/12/2006	$0.500	$0.750	35,497.72	$17,749	$26,623	$(8,874)

Ronald Pickett	Convertible Notes	Exchange Bonus Warrants	12/12/2006	$0.500	$0.375	70,995.43	$35,498	$26,623	$8,875

Ronald Pickett	Convertible Notes	Series A Warrants	12/12/2006	$0.500	$0.550	283,981.73	$141,991	$156,190	$(14,199)

Ronald Pickett	Convertible Notes	Series B Warrants	12/12/2006	$0.500	$0.750	141,990.87	$70,995	$106,493	$(35,498)

JMW Fund, LLC	Convertible Notes	Exchange Bonus Warrants	12/12/2006	$0.500	$0.375	31,947.95	$5,974	$11,980	$3,994

JMW Fund, LLC	Convertible Notes	Series A Warrants	12/12/2006	$0.500	$0.550	127,791.79	$63,896	$70,285	$(6,389)

JMW Fund, LLC	Convertible Notes	Series B Warrants	12/12/2006	$0.500	$0.750	63,895.89	$31,948	$47,922	$(15,974)

San Gabriel Fund, LLC	Convertible Notes	Exchange Bonus Warrants	12/12/2006	$0.500	$0.375	31,947.95	$15,974	$11,980	$(6,006)

San Gabriel Fund, LLC	Convertible Notes	Series A Warrants	12/12/2006	$0.500	$0.550	127,791.79	$63,896	$70,285	$(6,389)

San Gabriel Fund, LLC	Convertible Notes	Series B Warrants	12/12/2006	$0.500	$0.750	63,895.89	$31,948	$47,922	$(15,974)

Bodnar Capital Management, LLC	Convertible Notes	Series A Warrants	12/12/2006	$0.500	$0.550	200,000.00	$100,000	$110,000	$(10,000)

Bodnar Capital Management, LLC	Convertible Notes	Series B Warrants	12/13/2006	$0.500	$0.750	100,000.00	$50,000	$75,000	$(25,000)

Double U Master Fund LP	Convertible Notes	Series A Warrants	12/12/2006	$0.500	$0.550	200,000.00	$100,000	$110,000	$(10,000)

Double U Master Fund LP	Convertible Notes	Series B Warrants	12/13/2006	$0.500	$0.750	100,000.00	$50,000	$75,000	$(25,000)

Harborview Master Fund LP	Convertible Notes	Series A Warrants	12/12/2006	$0.500	$0.550	300,000.00	$150,000	$165,000	$(15,000)

Harborview Master Fund LP	Convertible Notes	Series B Warrants	12/13/2006	$0.500	$0.750	150,000.00	$75,000	$112,500	$(37,500)

Southridge Partners LP	Convertible Notes	Series A Warrants	12/12/2006	$0.500	$0.550	850,000.00	$425,000	$467,500	$(42,500)

Southridge Partners LP	Convertible Notes	Series B Warrants	12/13/2006	$0.500	$0.750	425,000.00	$212,500	$318,750	$(106,250)

Southshore Capital Fund Ltd.	Convertible Notes	Series A Warrants	12/12/2006	$0.500	$0.550	150,000.00	$75,000	$82,500	$(7,500)

Southshore Capital Fund Ltd.	Convertible Notes	Series B Warrants	12/13/2006	$0.500	$0.750	75,000.00	$37,500	$56,250	$(18,750)

Alpha Capital Aktiengesellschaft	Convertible Notes	Series A Warrants	12/12/2006	$0.500	$0.550	1,000,000.00	$500,000	$550,000	$(50,000)

Alpha Capital Aktiengesellschaft	Convertible Notes	Series B Warrants	12/13/2006	$0.500	$0.750	500,000.00	$250,000	$375,000	$(125,000)

Longview Fund LP	Convertible Notes	Series A Warrants	12/12/2006	$0.500	$0.550	3,000,000.00	$1,500,000	$1,650,000	$(150,000)

Longview Fund LP	Convertible Notes	Series B Warrants	12/13/2006	$0.500	$0.750	1,500,000.00	$750,000	$1,125,000	$(375,000)

Crescent International Ltd.	Convertible Notes	Series A Warrants	12/12/2006	$0.500	$0.550	600,000.00	$300,000	$330,000	$(30,000)

Crescent International Ltd.	Convertible Notes	Series B Warrants	12/13/2006	$0.500	$0.750	300,000.00	$150,000	$225,000	$(75,000)

Ellis International L.P.	Convertible Notes	Series A Warrants	12/12/2006	$0.500	$0.550	300,000.00	$150,000	$165,000	$(15,000)

Ellis International L.P.	Convertible Notes	Series B Warrants	12/13/2006	$0.500	$0.750	150,000.00	$75,000	$112,500	$(37,500)

Iroquois Master Fund Ltd.	Convertible Notes	Series A Warrants	12/12/2006	$0.500	$0.550	300,000.00	$150,000	$165,000	$(15,000)

Iroquois Master Fund Ltd.	Convertible Notes	Series B Warrants	12/13/2006	$0.500	$0.750	150,000.00	$75,000	$112,500	$(37,500)

Scott E. Douglass	Convertible Notes	Series A Warrants	12/12/2006	$0.500	$0.550	130,000.00	$65,000	$71,500	$(6,500)

Scott E. Douglass	Convertible Notes	Series B Warrants	12/13/2006	$0.500	$0.750	65,000.00	$32,500	$48,750	$(16,250)

David B Huebner	Convertible Notes	Series A Warrants	12/12/2006	$0.500	$0.550	100,000.00	$50,000	$55,000	$(5,000)

David B Huebner	Convertible Notes	Series B Warrants	12/13/2006	$0.500	$0.750	50,000.00	$25,000	$37,500	$(12,500)
						18,149,520.65	$9,064,761	$10,934,842	$(1,870,081)

The following table sets forth

The gross proceeds paid or payable to us in the debenture transaction;

All interest payments that have been made or that may be required to be made;

The resulting net proceeds to us; and

The combined total possible profit to be realized as a result of any conversion discounts regarding the shares underlying the debentures and any warrants that are held by the selling stockholders.

disclosure- as a percentage- of the total amount of all possible interest payments and the total possible discount to the market price of the shares underlying the debentures divided by the net proceeds to us from the sale of the debentures, as well as the amount of that resulting percentage averaged over the term of the debentures.

Gross proceeds paid to the issuer in the convertible note transaction	$5,162,397
All payments made or that may be may be required to be made by the issuer that are disclosed in Comment Four	$451,710
Net proceeds to issuer, as Gross proceeds are reduced by the total of all possible payments (excluding principal)	$4,710,687

Combined total possible profit to be realized as a result of any conversion discounts disclosed in Comment 5 and Comment 6	$-

Percentage of the total amount of all possible payments [as disclosed in Comment 4] and the total possible discount to the market price [as disclosed in Comment 5] divided by the net proceeds to the issuer from the sale of the convertible notes	20.89%

Percentage above averaged over the term of the convertible note	10.45%

Debentures:

(a) Overall net loss of conversion discounts disclosed in the previous two tables equal to $1,327,614 at market price of $0.50 per share. Therefore amount assumed to be zero.

(b) Maturity of debentures is two years from date of issuance.

The following table sets forth

The number of shares outstanding prior to the debenture transaction held by persons other than the selling stockholders, our affiliates, and affiliates of the selling stockholders;

The number of shares registered for resale by the selling stockholders or their affiliates that continue to be held by them;

The number of shares that have been sold in registered resale transactions by the selling stockholders or their affiliates; and

The number of shares registered for resale on behalf of the selling stockholders or their affiliates in the current transaction.

Selling Shareholders	Shares held by persons other than the selling stockholders, affiliates of the company, and affiliates of the selling shareholder prior to the current transaction	Shares registered for resale by the selling shareholders or affiliates of the selling shareholders in prior registration statements	Shares registered for resale by the selling shareholders or affiliates of the selling shareholders that continue to be held by same	Shares registered for resale on behalf of the selling shareholders or affiliates of the selling shareholders in the current transaction
Others	624,000	0	0	0
Joel & Tonja Magerman JTWROS	0	0	0	70,995
Alpha Capital Aktiengesellschaft	0	0	0	709,954
Henry & Rosalind Drabin	0	0	0	709,954
Stanley S. Raphael Living Trust	0	0	0	567,963
Robert M. Robb	0	0	0	70,995
Beverly Drost Robb Trust	0	0	0	70,995
Murray Chernick Trust	0	0	0	283,982
Sy Hoffer Rev. Trust	0	0	0	170,389
Carol Hoffer Rev. Trust	0	0	0	141,991
GSB Holdings, Inc.	0	0	0	283,982
David Jordon	0	0	0	567,963
Howard Tanner & Janice Tanner TWROS	0	0	0	70,995
Ronald Pickett	0	0	0	283,982
JMW Fund, LLC	0	0	0	127,792
San Gabriel Fund, LLC	0	0	0	127,792
Bodnar Capital Management, LLC	0	0	0	200,000
Double U Master Fund LP	0	0	0	200,000
Harborview Master Fund LP	0	0	0	300,000
Southridge Partners LP	0	0	0	850,000
Southshore Capital Fund Ltd.	0	0	0	150,000
Alpha Capital Aktiengesellschaft	0	0	0	1,000,000
Longview Fund LP	0	0	0	3,000,000
Crescent International Ltd.	0	0	0	600,000
Ellis International L.P.	0	0	0	300,000
Iroquois Master Fund Ltd.	0	0	0	300,000
Scott E. Douglass	0	0	0	130,000
David B Huebner	0	0	0	100,000
Totals	624,000	0	0	11,389,724

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Except as described below, we had no transactions with related parties during the period from October 7, 2005 (inception) through May 31, 2006 that are required to be reported under this item.

On April 6, 2006, a group of four individuals, including Howard Leventhal, our President, assigned to the Company rights to a patent application in exchange for 8,000,000 shares of the Company. Of these shares, Mr. Leventhal received 7,400,000 shares. The patent application was valued at a fair market value of $930,000 as of May 31, 2006 as determined by an outside valuation firm. Under applicable accounting rules, the patent has no value for financial reporting purposes.

In April, 2006, $5,000 was paid out of the proceeds from the closing of the sale of the convertible notes, to the Company’s attorney. This amount satisfied an old legal bill that was owed by a majority shareholder of the Company to the Company’s attorney. As of November 30, 2006, this amount is included in the balance sheet in due from related parties. The amount is non-interest bearing and is due on demand. The loan was made to StealthMedia Labs, Inc. to secure legal services in connection with the completion of the Company’s bridge financing in April 2006. The law firm representing the Company in that financing was owed a large amount of fees for past services performed on behalf of StealthMedia Labs, Inc. and was unwilling to represent the Company in that transaction unless it was paid some back fees in connection with its previous representation of StealthMedia Labs, Inc. An additional amount is also due a majority shareholder in the amount of $1,755 related to payroll expense.

DESCRIPTION OF SECURITIES

Our authorized capital consists of 250,000,000 shares of common stock, $.0001 par value per share, of which 20,024,000 shares were issued and outstanding as of January 16, 2007, and 10,000,000 shares of Preferred Stock, none of which are outstanding.

The following description is a summary and is qualified in its entirety by our Certificate of Incorporation and By-laws as currently in effect.

Each holder of common stock is entitled to receive ratable dividends, if any, as may be declared by the Board of Directors out of funds legally available for the payment of dividends. As of the date of this prospectus, we have not paid any dividends on our common stock, and none are contemplated in the foreseeable future. We anticipate that all earnings that may be generated from our operations will be used to finance our growth.

Holders of common stock are entitled to one vote for each share held of record. There are no cumulative voting rights in the election of directors. Thus the holders of more than 50% of the outstanding shares of common stock can elect all of our directors if they choose to do so.

The holders of our common stock have no preemptive, subscription, conversion or redemption rights. Upon our liquidation, dissolution or winding-up, the holders of our common stock are entitled to receive our assets pro rata.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is ________________ .

PLAN OF DISTRIBUTION

Shares to be sold by Us

We are offering shares on a "best-efforts” basis, 100,000 shares at a price of $0.75 per share. There is no commitment on the part of any person to purchase and pay for any shares. The existing officers and directors reserve the right to acquire shares in this offering. We anticipate that to the extent that any of our officers and directors purchase shares in the offering, they will do so with investment intent and not with a view toward the distribution of the shares purchased. None of our officers or directors will participate in the making of this Offering other than by the delivery of this Prospectus or by responding to inquiries by prospective purchasers. Such responses shall be limited to the information contained in the Registration Statement of which this Prospectus is a part.

No commission will be paid with respect to the sale of shares. We will pay our own legal and accounting fees and other expenses incurred in connection with the Offering.

This offering is intended to be made solely by the delivery of this Prospectus and the accompanying subscription application to prospective investors. Howard Leventhal, our President, will offer the securities in this Offering on behalf of the Company. No other person has been authorized to offer the securities. Mr. Leventhal may only make sales if he can rely on the exemption provided by Rule 3a4-1 under the Securities Exchange Act of 1934, which permits such persons to sell securities under certain circumstances without registration as a securities broker. Mr. Leventhal will not receive any commissions or other remuneration based either directly or indirectly on transactions in our securities for their efforts in making any such offers or sales. He is not a registered broker-dealer or an affiliate of broker-dealers. Furthermore, Mr. Leventhal shall conduct his selling activity in accordance with paragraph (a)(4)(ii) of Rule 3a4-1, in that each person primarily performs substantial duties for the issuer other than in connection with transactions in securities, each person is not a broker or dealer or affiliated with a broker or dealer in the last twelve months and each person does not participate in selling an offering of securities more than once every twelve months other than as permitted under Rule 3a4-1. Mr. Leventhal is not subject to a statutory disqua1ification as that term is defined in section 3(a)(39) of the Securities Act of 1933.

We may also engage registered broker-dealers to offer and sell the units. We may pay any such registered persons who make such sales a commission of up to 10% of the sale price of each unit sold, and provide the registered persons a non-accountable expense allowance of up to 3% of the sale price of each unit sold. We have not entered into any underwriting agreement, arrangement or understanding for the sale of the units being offered. In the event we retain a broker who may be deemed an underwriter after this the effectiveness of this Registration Statement, we will file a post-effective amendment to this registration statement with the Securities and Exchange Commission. Other than our President and, possibly, registered broker-dealers, no other person has been authorized to offer for sale the securities included in this prospectus for the account of the Company.

Prior to this offering there has been no public market for our common stock. The offering price of the shares was determined by us based upon our assessment of our value compared to others in our market, taking into account, among other matters, the following:

1. the relatively early stage of our development compared to others in similar industries;

2. the limited capital available to us through this offering or through other sources;

3. our ability to expand and develop our operations based upon the capital provided by this offering;

4. our potential value if we are successful in implementing our business plan;

5. a multiple of our revenues; and

6. the general market for publicly traded securities.

After the registration statement of which this prospectus forms a part has been declared effective, we will provide to each prospective investor a copy of the final prospectus relating to his offering which includes an agreement to purchase shares. In order to purchase the shares, the subscription application in the form attached to the prospectus and a check made payable to the Company should be completed and forwarded to us. Receipt by us of a subscription agreement shall not constitute acceptance of a subscription. We reserve the fight to withdraw, cancel or modify the offering hereby and to reject subscriptions in whole or in part, for any reason.

Certificates representing your shares will not be issued until such times as good funds related to the purchase of the shares by such subscribers are cleared. Until such time as certificates are issued to the subscribers, the subscribers will not be considered shareholders of USTelematics.

Shares to be sold by the Selling Stockholders

The selling stockholders, or their pledgees, donees, transferees, or any of their successors in interest selling shares received from the named selling stockholders as a gift, partnership distribution or other non-sale-related transfer after the date of this prospectus (all of whom may be a selling stockholder) may sell the common stock offered by this prospectus from time to time on any stock exchange or automated interdealer quotation system on which the common stock is listed or quoted at the time of sale, in the over-the-counter market, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at prices otherwise negotiated. The selling stockholders may sell the common stock initially at a fixed price of $0.75 per share until such time as a market develops for the Company's shares. If and when a market develops, the shares may be sold at prevailing market prices or at privately negotiated prices by one or more of the following methods, including, without limitation:

•	Block trades in which the broker or dealer so engaged will attempt to sell the common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	An exchange distribution in accordance with the rules of any stock exchange on which the common stock is listed;

•	Ordinary brokerage transactions and transactions in which the broker solicits purchases;

•	Privately negotiated transactions;

•	In connection with short sales of company shares;

•	Through the distribution of common stock by any selling stockholder to its partners, members or stockholders;

•	By pledge to secure debts of other obligations;

•	In connection with the writing of non-traded and exchange-traded call options, in hedge transactions and in settlement of other transactions in standardized or over-the-counter options;

•	Purchases by a broker-dealer as principal and resale by the broker-dealer for its account; or

•	In a combination of any of the above.

These transactions may include crosses, which are transactions in which the same broker acts as an agent on both sides of the trade. The selling stockholders may also transfer the common stock by gift. We do not know of any arrangements by the selling stockholders for the sale of any of the common stock.

The selling stockholders may engage brokers and dealers, and any brokers or dealers may arrange for other brokers or dealers to participate in effecting sales of the common stock. These brokers or dealers may act as principals, or as an agent of a selling stockholder. Broker-dealers may agree with a selling stockholder to sell a specified number of the stocks at a stipulated price per share. If the broker-dealer is unable to sell common stock acting as agent for a selling stockholder, it may purchase as principal any unsold shares at the stipulated price. Broker-dealers who acquire common stock as principals may thereafter resell the shares from time to time in transactions in any stock exchange or automated interdealer quotation system on which the common stock is then listed, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above. The selling stockholders may also sell the common stock in accordance with Rule 144 or Rule 144A under the Securities Act, rather than pursuant to this prospectus. In order to comply with the securities laws of some states, if applicable, the shares of common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers.

From time to time, one or more of the selling stockholders may pledge, hypothecate or grant a security interest in some or all of the shares owned by them. The pledgees, secured parties or person to whom the shares have been hypothecated will, upon foreclosure in the event of default, be deemed to be selling stockholders. The number of a selling stockholder's shares offered under this prospectus will decrease as and when it takes such actions. The plan of distribution for that selling stockholder's shares will otherwise remain unchanged. In addition, a selling stockholder may, from time to time, sell the shares short, and, in those instances, this prospectus may be delivered in connection with the short sales and the shares offered under this prospectus may be used to cover short sales.

To the extent required under the Securities Act, the aggregate amount of selling stockholders' shares being offered and the terms of the offering, the names of any agents, brokers, dealers or underwriters, any applicable commission and other material facts with respect to a particular offer will be set forth in an accompanying prospectus supplement or a post-effective amendment to the registration statement of which this prospectus is a part, as appropriate. Any underwriters, dealers, brokers or agents participating in the distribution of the common stock may receive compensation in the form of underwriting discounts, concessions, commissions or fees from a selling stockholder and/or purchasers of selling stockholders' shares, for whom they may act (which compensation as to a particular broker-dealer might be less than or in excess of customary commissions). Neither we nor any selling stockholder can presently estimate the amount of any such compensation.

The selling stockholders and any underwriters, brokers, dealers or agents that participate in the distribution of the common stock will be deemed to be "underwriters" within the meaning of the Securities Act, and any discounts, concessions, commissions or fees received by them and any profit on the resale of the securities sold by them may be deemed to be underwriting discounts and commissions. If a selling stockholder is deemed to be an underwriter, the selling stockholder may be subject to certain statutory liabilities including, but not limited to Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act. Selling stockholders who are deemed underwriters within the meaning of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. The SEC staff is of a view that selling stockholders who are registered broker-dealers are deemed to be underwriters under the Securities Act while affiliates of registered broker-dealers may be underwriters under the Securities Act. We will not pay any compensation or give any discounts or commissions to any underwriter in connection with the securities being offered by this prospectus.

A selling stockholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the common stock in the course of hedging the positions they assume with that selling stockholder, including, without limitation, in connection with distributions of the common stock by those broker-dealers. A selling stockholder may enter into option or other transactions with broker-dealers, who may then resell or otherwise transfer those common stock. A selling stockholder may also loan or pledge the common stock offered hereby to a broker-dealer and the broker-dealer may sell the common stock offered by this prospectus so loaned or upon a default may sell or otherwise transfer the pledged common stock offered by this prospectus.

The selling stockholders and other persons participating in the sale or distribution of the common stock will be subject to applicable provisions of the Exchange Act, and the rules and regulations under the Exchange Act, including Regulation M. This regulation may limit the timing of purchases and sales of any of the common stock by the selling stockholders and any other person. The anti-manipulation rules under the Exchange Act may apply to sales of common stock in the market and to the activities of the selling stockholders and their affiliates. Regulation M may restrict the ability of any person engaged in the distribution of the common stock to engage in market-making activities with respect to the particular common stock being distributed for a period of up to five business days before the distribution. These restrictions may affect the marketability of the common stock and the ability of any person or entity to engage in market-making activities with respect to the common stock.

We have agreed to indemnify the selling stockholder and any brokers, dealers and agents who may be deemed to be underwriters, if any, of the common stock offered by this prospectus, against specified liabilities, including liabilities under the Securities Act. The selling stockholder has agreed to indemnify us against specified liabilities.

The issued and outstanding common stock, as well as the common stock to be issued offered by this prospectus was originally, or will be, issued to the selling stockholders pursuant to an exemption from the registration requirements of the Securities Act, as amended. We agreed to register the common stock issued or to be issued to the selling stockholders under the Securities Act, and to keep the registration statement of which this prospectus is a part effective until all of the securities registered under this registration statement have been sold. We have agreed to pay all expenses incident to the registration of the common stock held by the selling stockholders in connection with this offering, but all selling expenses related to the securities registered shall be borne by the individual holders of such securities pro rata on the basis of the number of shares of securities so registered on their behalf.

We cannot assure you that the selling stockholders will sell all or any portion of the common stock offered by this prospectus. In addition, we cannot assure you that a selling stockholder will not transfer the shares of our common stock by other means not described in this prospectus.

LEGAL MATTERS

The validity of the common stock has been passed upon by Sichenzia Ross Friedman Ference LLP, New York, New York.

EXPERTS

The Company's balance sheets as of May 31, 2006, and the related statements of operations, changes in stockholders’ equity and cash flows for the period from October 7, 2005 (inception) through May 31, 2006 included in this Prospectus have been audited by Blackman Kallick Bartelstein, LLP, as set forth in their report appearing elsewhere herein and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We filed with the SEC a registration statement on Form SB-2 under the Securities Act for the common stock to be sold in this offering. This prospectus does not contain all of the information in the registration statement and the exhibits and schedules that were filed with the registration statement. For further information with respect to the common stock and us, we refer you to the registration statement and the exhibits and schedules that were filed with the registration statement. Statements made in this prospectus regarding the contents of any contract, agreement or other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits and schedules that were filed with the registration statement may be inspected without charge at the public reference facilities maintained by the SEC, 100 F Street, Washington, DC 20549. Copies of all or any part of the registration statement may be obtained from the SEC upon payment of the prescribed fee. Information regarding the operation of the public reference rooms may be obtained by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is http://www.sec.gov.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Section 145 (“Section 145”) of the Delaware General Corporation Law, as amended (the “DGCL”), permits indemnification of directors, officers, agents and controlling persons of a corporation under certain conditions and subject to certain limitations. Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer or agent of the corporation or another enterprise if serving at the request of the corporation. Depending on the character of the proceeding, a corporation may indemnify against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and in a manner he or she reasonably believed to be in or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of an action by or in the right of the corporation, no indemnification may be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Section 145 further provides that to the extent a present or former director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Our Amended and Restated Certificate of Incorporation, as amended (the “Charter”), provides that no current or former director of the Registrant shall be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability: (a) for any breach of the director’s duty of loyalty to the Registrant or its stockholders; (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (c) under Section 174 of the DGCL; or (d) for any transaction from which the director derived any improper personal benefit. The Registrant’s Charter also authorizes the Registrant, to the fullest extent permitted by applicable law, to provide indemnification of, and advanced expenses to, the Registrant’s agents and any other persons to which the DGCL permits.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

USTelematics, Inc.

(A Development Stage Company)
FINANCIAL STATEMENTS
Period from October 7, 2005 (Inception) through May 31, 2006

Contents

Page
Independent Auditor's Report	F-2

Balance Sheet	F-3 — F-4

Statement of Operations	F-5

Statement of Changes in Stockholders’ Equity	F-6

Statement of Cash Flows	F-7

Notes to Financial Statements	F-8 — F-14

February 28, 2007 Financial Statements (Unaudited)

Balance Sheet	F-15 — F-16

Statement of Operations	F-17

Statement of Cash Flows	F-18

Notes to Financial Statements	F-19 — F-29

Report of Independent Registered Public Accounting Firm

Board of Directors
USTelematics, Inc.
Elk Grove Village, Illinois

We have audited the accompanying balance sheet of USTelematics, Inc. (formerly, Mobilier, Inc.) (a development stage company) as of May 31, 2006, and the related statements of operations, changes in stockholders’ equity and cash flows for the period from October 7, 2005 (inception) through May 31, 2006. These financial statements are the responsibility of the company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company has determined that it is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Mobilier, Inc. as of May 31, 2006, and the results of its operations and its cash flows for the period from October 7, 2005 (inception) through May 31, 2006 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company is a development stage enterprise presently generating no revenues and the Company has a deficit accumulated during the development stage of $147,753. Further, the Company used cash in operations of $146,788 during the period from October 7, 2005 (inception) through May 31, 2006. The Company will require substantial additional financing to fund the operations and development and the Company may not be able to obtain such financing. These factors raise substantial doubt about the Company’s ability to operate as a going concern. Management’s plans concerning these matters are described in Note 1. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might be necessary should the Company be unable to continue in existence.

/s/ Blackman Kallick Bartelstein, LLP

July 27, 2006
Chicago, Illinois

USTelematics, Inc. (formerly Mobilier, Inc.)
(a development stage company)
Balance Sheet
May 31, 2006

Assets
Current Assets
Cash and Cash Equivalents	$1,033,613
Certificate of Deposit	100,208
Prepaid Expenses	48,218
Due from Related Party	5,000
Total Current Assets	1,187,039

Fixed Assets
Office and Lab Equipment	2,500
Less Accumulated Depreciation	(179)

Total Fixed Assets	2,321

Other Assets

Deferred Financing Fees, net of amortization of $17,684	194,520
Other Intangible Assets	1,599

Total Other Assets	196,119
Total Assets	$1,385,479

The accompanying footnotes are an integral part of the financial statements

USTelematics, Inc. (formerly Mobilier, Inc.)
(a development stage company)
Balance Sheet
May 31, 2006

Liabilities
Current Liabilities

Accounts Payable	$234
Accrued Payroll and Taxes	6,609
Accrued Interest	18,889

Total Current Liabilities	25,732

Long Term Liabilities
Convertible Notes Payable	1,500,000

Total Long Term Liabilities	1,500,000

Total Liabilities	1,525,732

Stockholders' Equity (Deficit)

Preferred Stock: 10,000,000 shares authorized, no shares issued	—
Common Stock: par value $.0001, 250,000,000 authorized
20,000,000 shares issued	2,000
Additional Paid in Capital	5,500
Warrants Payable	—
Deficit Accumulated During the Development Stage	(147,753)

Total Stockholders' Deficit	(140,253)

Total Liabilities and Stockholders' Deficit	$1,385,479

The accompanying footnotes are an integral part of the financial statements

USTelematics, Inc. (formerly Mobilier, Inc.)
(a development stage company)

Statement of Operations
For the period from October 7, 2005 (inception) through May 31, 2006

Sales	$—

Operating Expenses	$130,099

Loss from Operations	$(130,099)

Other Income/Expense

Interest Income	$1,235

Interest Expense	$(18,889)

Total Other Expense	$(17,654)

Net Loss	$(147,753)

Net Loss Per Share

Basic	$(0.03)

Fully Diluted	$(0.03)

Weighted Average Shares (Basic)	4,725,738

Weighted Average Shares (Fully Diluted)	4,725,738

The accompanying footnotes are an integral part of the financial statements

USTelematics, Inc. (formerly Mobilier, Inc.)
(a development stage company)

Statement of Changes in Stockholders’ Equity
For the period from October 7, 2005 (inception) through May 31, 2006

Date	Number of shares	Per Share Amount	Par Value	Additional Paid in Capital	Deficit Accumulated During The Development Stage	Cash Received	Other Consideration/Basis for Assigning Amounts
Common Stock Issued:
4/6/2006	12,000,000	$0.000625	$1,200	$6,300		none	$5,000 in legal fees paid, valued at cash paid by investor; $2,500 contributed in used office and lab equipment, valued at estimated predecessor cost.

4/6/2006	8,000,000	$0	$800	$(800)		none	Right to patent application, valued at predecessor cost of zero. See Note 11.

Balance 5/31/06	20,000,000		$2,000	$5,500

Warrants Payable:

4/14 and 4/21/06	400,000		$0	$0		none
Placement services, value determined by outside valuation firm as of May 31, 2006. Management believes there were no significant changes in the value of the warrant between the dates of issuance and the date as of which the valuation was performed.

Balance 5/31/06	400,000		$0	$0

Deficit Accumulated During the Development Stage:

Net Loss and Deficit Accumulated
During the Development Stage					$(147,753)

The accompanying footnotes are an integral part of the financial statements

USTelematics, Inc. (formerly Mobilier, Inc.)
(a development stage company)

Statement of Cash Flows
For the period from October 7, 2005 (inception) through May 31, 2006

CASH FLOWS FROM OPERATING ACTIVITIES

Net Loss	$(147,753)

Noncash Items Included in Net Loss
Depreciation and amortization	17,863
Expenses paid directly from note closing proceeds	1,578
Interest accrued on certificate of deposit	(208)

(Increase)/Decrease in Assets
Prepaid Expenses	(44,000)

Increase/(Decrease) in Liabilities
Accounts Payable	234
Accrued Payroll and Taxes	6,609
Accrued Interest	18,889

Total Adjustments	965

Net Cash Used in Operating Activities	(146,788)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of Certificate of Deposit	(100,000)
Purchase of Other Intangible Assets	(1,599)

Net Cash Used in Investing Activities	(101,599)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from Sale of Convertible Notes	1,282,000

Net Cash Provided by Financing Activities	1,282,000

Net Increase in Cash	1,033,613

Cash and Cash Equivalents, beginning	—

Cash and Cash Equivalents, ending	$1,033,613

The accompanying footnotes are an integral part of the financial statements

USTelematics, Inc. (formerly Mobilier, Inc.)
(a development stage company)

Notes to the Financial Statements
For the period from October 7, 2005 (inception) through May 31, 2006

NOTE 1- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

This summary of significant accounting policies of Mobilier, Inc. is presented to assist in understanding the Company's financial statements. The financial statements and notes are representations of the Company's management who is responsible for the integrity and objectivity of the financial statements. These accounting policies conform to accounting principles generally accepted in the United States of America and have been consistently applied in the preparation of the financial statements.

A. NATURE OF BUSINESS     AND GOING CONCERN

The Company has been in the development stage since its inception in October, 2005. It is primarily engaged in the development of its organization, structure and business plans; recruiting qualified advisors, agents and professional counselors for financing and to place securities; transitioning the engineering designs for its mobile DBS antenna technology from prototype state to pre-production state; researching, developing and establishing sources of component supply and manufacturing services; establishing strategic alliances for marketing and distribution; designing an online e-commerce, order-taking platform for marketing and sales to end users and wholesale channels; developing plans for supplementary products, product lines and service delivery; and developing plans for sales support, installation training and technical support.

Management believes that the accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States, which contemplate continuation of the Company as a going concern. The Company has an accumulated deficit during the development stage of $147,753 at May 31, 2006 and used cash in operations of $146,788 during the period from October 7, 2005 (inception) through May 31, 2006.

The Company will also require substantial additional financing to fund operations and development, and the Company may be unable to obtain such financing. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might be necessary should the Company be unable to continue in existence.

As disclosed in Note 5, the Company is in the process of a Qualified Offering to obtain additional financing; however, additional financing may be needed to sustain future operations. Management is actively seeking additional sources of equity and/or debt financing; however, there is no assurance that any additional funding will be available. If additional financing is not obtained, operations may be curtailed until funding is obtained.

B. CASH EQUIVALENTS

The Company considers all money market accounts and short-term investments with an original maturity of three months or less to be cash equivalents.

C. CERTIFICATES OF DEPOSIT

Certificates of deposit with a maturity date greater than three months and less than one year have been categorized as short term investments and are carried at cost which approximates fair value.

D. FIXED ASSETS

Fixed assets are recorded at cost. Depreciation is provided for property and equipment using the straight-line method over the following estimated useful lives:

USTelematics, Inc. (formerly Mobilier, Inc.)
(a development stage company)

Notes to the Financial Statements
For the period from October 7, 2005 (inception) through May 31, 2006

D. FIXED ASSET - CONTINUED

Description	Years
Office Equipment	7
Lab Equipment	7

E. DEFERRED CHARGES

Financing fees incurred in connection with the placement of the convertible notes payable described in Note 5 have been deferred and are being amortized over the 18 month term of the notes.

F. INTANGIBLE ASSETS

Other intangibles of $1,599 are not subject to amortization and include a domain name and logo creation. These amounts are evaluated for impairment each year.

G. INCOME TAXES

Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to the difference in the basis of reporting development stage expenses for financial and income tax reporting. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled.

H. ESTIMATES

Preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

NOTE 2 - CASH AND CASH EQUIVALENTS

As of May 31, 2006, Cash and Cash Equivalents consisted of the following:

Cash	$232,586
Money Market Funds	801,027
$1,033,613

NOTE 3 - CONCENTRATIONS OF CREDIT RISK

As of May 31, 2006, the Company maintained account balances totaling $116,621 and $1,036,600 at a credit union and a bank, respectively, where accounts are federally insured to $100,000. Should the credit union or bank become insolvent, the Company is at risk for the amounts they maintain in excess of $100,000.

USTelematics, Inc. (formerly Mobilier, Inc.)
(a development stage company)

Notes to the Financial Statements
For the period from October 7, 2005 (inception) through May 31, 2006

NOTE 4 - CERTIFICATE OF DEPOSIT

On May 16, 2006, the Company opened a $100,000 certificate of deposit bearing interest at 4.75%, maturing on November 16, 2006. The balance in the certificate of deposit at May 31, 2006, including interest earned through May 31, 2006, was $100,208.

NOTE 5 - CONVERTIBLE NOTES

Convertible notes with a face amount of $1,500,000 were issued on April 14 and April 21, 2006 for proceeds, net of expenses and retainers to professionals, of $1,282,000, and bear interest at 10% per annum. The notes and accrued interest are payable in full at maturity in October, 2007. The notes are secured by substantially all assets of the Company.

The secured debentures are exchangeable, upon the closing of a Qualified Offering (sale for cash by the Company of senior secured convertible notes at levels defined in the related Term Sheet) for Exchange Securities consisting of Exchange Debentures, Exchange Warrants and Exchange Bonus Warrants. Each secured debenture shall automatically represent the ownership of an Exchange Debenture in the principal amount of the outstanding principal and interest. The Exchange Debentures, at the option of the note holders, may be converted to debentures with the same rights as debentures issued in the Qualified Offering except that they shall be at 75% of the conversion price of the debentures issued in the Qualified Offering. Exchange Warrants will be issued to the holders of the secured debentures in a ratio equal to those issued to the purchasers under the Qualified Offering should the Qualified Offering consist of issuance of securities combined with warrants. Holders shall also receive common stock purchase warrants, Exchange Bonus Warrants, exercisable for five years from the issue date for one share of common stock. Each holder will receive one Exchange Bonus Warrant for each four shares of common stock purchased. Exercise price of the Exchange Bonus Warrants is to be the same as the conversion price of the debentures issued in the Qualified Offering. The fair value of the warrants related to the secured debentures is deemed to be de minimus based on an independent appraisal.

Should the Qualified Offering take place, the maximum shares to be issued as a result of the conversion of the secured debentures and resulting Exchange Warrants and Exchange Bonus Warrants is estimated to be 5,800,000 shares of common stock. This estimate, determined by the Company’s outside counsel, is based on the assumption that the principal of each debenture will equal $.0375 per share on conversion (referring to the initial “Bridge Round” only) and that the valuation of the Qualified Offering will be $10 million. This estimate is also based on the assumption that each debenture issued in the Qualified Offering will be exchangeable for Common Stock and not a combination of securities and warrants. The number of shares of common stock issued to the holders of the convertible notes could vary depending on, among other things, the make-up of the debentures issued in the Qualified Offering, the timing of the Qualified Offering, and the number of warrants exercised by the holders of the convertible notes.

If a Qualified Offering as described above does not occur within six months of the closing date, in October, 2006, the Company will be in default on the notes. Upon default, all principal and interest would be payable on demand and a default interest rate of 18% will take effect, retroactive to the respective note issuance date. It is management’s expectation that the Qualified Offering will take place within six months of the closing date. There can be no assurance given, however, that this offering will take place. The makeup of the debentures to be issued in the Qualified Offering and the quantity of the same will not be finalized until the Qualified Offering takes place.

In the event the Qualified Offering takes place and the warrants discussed above are exercised, the Company is obligated to pay additional fees to the firm that provided the placement services for the convertible notes. The fee will consist of cash equal to ten percent of all amounts received by the Company in connection with the exercise of the warrants.

NOTE 6 - WARRANTS PAYABLE

The Company has an obligation to issue warrants to purchase 400,000 shares of common stock at $.50 per share which it has not yet issued. The warrants are to be issued in exchange for placement services of the convertible notes, which closed in April, 2006. The warrants will become exercisable immediately upon issuance, and will expire 5 years from the date of issuance. The warrants payable have been recorded at an estimated value of zero dollars, based on a valuation prepared by an outside valuation firm as of May 31, 2006.

USTelematics, Inc. (formerly Mobilier, Inc.)
(a development stage company)

Notes to the Financial Statements
For the period from October 7, 2005 (inception) through May 31, 2006

NOTE 7 - NET LOSS PER SHARE

Net loss per share (basic) is calculated by dividing net income by the weighted average number of shares of common stock outstanding during the period from October 7, 2005 (inception) through May 31, 2006. Net loss per share (diluted) is calculated by adjusting outstanding shares, assuming any dilutive effects of options and warrants using the treasury stock method.

The following reconciles the denominators of basic and fully diluted earnings per share:

Denominator - Shares
Basic Weighted-Average Shares	4,725,738
Effect of Dilutive Securities	0
Fully Diluted Weighted-Average Shares	4,725,738

NOTE 8 - SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

The Company paid no cash for interest or income taxes for the period from October 7, 2005 (Inception) through May 31, 2006. The Company had the following non-cash transactions for the period from October 7, 2005 (Inception) through May 31, 2006:

Office and lab equipment exchanged for stock	$2,500
Financing fees paid in exchange for stock	5,000
Financing fees paid out of proceeds from sale of convertible notes	207,204
Expenses paid out of proceeds from sale of convertible notes	1,578
Loan to related party paid out of proceeds from sale of convertible notes	5,000
Prepaid expenses paid out of proceeds from sale of convertible notes	4,218

NOTE 9 - INCOME TAXES

For the period from October 7, 2005 (inception) through May 31, 2006, the provision (benefit) for income taxes consisted of the following components:

Current	$0
Deferred	(62,500)
(62,500)
Adjustment of valuation allowance	62,500
$0

  USTelematics, Inc. (formerly Mobilier, Inc.)
(a development stage company)

Notes to the Financial Statements
For the period from October 7, 2005 (inception) through May 31, 2006

The reconciliation between the U.S. federal statutory income tax rate of 35% and the Company’s effective tax rate is as follows:

Income tax provision at U.S. federal statutory rates	$(51,700)
State income taxes	(10,800)
Adjustment of valuation allowance	62,500
$0

The net deferred tax asset in the accompanying balance sheet includes the following components:

Total long-term deferred tax asset:
Temporary differences related to development stage expenses	$62,500
Deferred tax asset valuation allowance	(62,500)
$0

NOTE 10 - COMMITMENTS

The Company has an employment agreement with its President through April 2009, providing for the payment of $180,000 per annum in compensation, plus health insurance.

The Company has an agreement with a law firm to represent the Company in connection with the filing of SEC Form SB-2 Registration Statement. The agreement provides for the payment of a total of $100,000 to the law firm, of which $20,000 had been paid as of May 31, 2006, with the balance of $80,000 payable at specific points during the process of the filing of the Registration Statement. In addition to the fees, the law firm will be compensated for their services with 50,000 shares of common stock of the Company, which shall be restricted shares to be included on the SB-2. The agreement does not state when the shares are due to be issued to the law firm. However, management believes the shares should be recorded only upon completion of the services.

NOTE 11 - RELATED PARTY TRANSACTIONS

The Company had the following transactions with related parties during the period from October 7, 2005 (Inception) through May 31, 2006:

The employment agreement described in Note 10 is with a shareholder.

The Company occupies office space in a building owned by a minority shareholder of the Company. No rent is being charged on this space.

$10,000 has been paid to a company owned by two shareholders of the Company for product development services not yet performed. The amount is included in the balance sheet in prepaid expenses.

The Company paid $5,000 of legal expenses for a majority shareholder of the Company. The amount is included in the balance sheet in due from related party. The amount is non-interest bearing and is due on demand.

A group of individuals sold the rights in a patent application to the Company in exchange for 8,000,000 shares of the Company on April 6, 2006. This group included the Company’s President. The Company believes that directly and indirectly the group has a substantial interest in the Company stock and, with the Company’s President’s level of authority in the company and his similar position in the majority stockholder, this substantial interest is a controlling interest. The patent was accordingly valued at the predecessor cost of zero rather than its fair market value of $930,000, as determined by an outside valuation firm as of May 31, 2006.

USTelematics, Inc. (formerly Mobilier, Inc.)
(a development stage company)

Notes to the Financial Statements
For the period from October 7, 2005 (inception) through May 31, 2006

NOTE 12 - SUBSEQUENT EVENTS

In June, 2006, the Company changed its name to USTelematics, Inc.

In June, 2006, the Company signed a lease for office space. The lease runs from July 1, 2006 through June 30, 2011 and provides for payment of monthly rent of $5,500 in the first year, increasing to $8,350 in the second year, $8,500 in the third year, and increasing 3% in subsequent years. In addition to the monthly rent, the Company is responsible for real estate taxes and insurance. Also, the Company will transfer 24,000 shares of its common stock to the lessor. The stock is required to have a minimum value of $.50 per share. If the stock value drops below $.50 per share, the Company will compensate the lessor additional shares to reach the same value as $12,000.

The lease also provides for an early cancellation as of June 30, 2009, at the option of the Company. The conditions for the early cancellation are that the Company not be in default, provide written notice to the lessor 6 months prior to June 30, 2009 that they wish to cancel, and vacate the premises by June 30, 2009.

NOTE 13 - IMPACT OF NEW ACCOUNTING STANDARDS RECENT ACCOUNTING PRONOUNCEMENTS

SFAS No. 123 (Revised 2004), Share-Based Payment, issued in December 2004, is a revision of FASB Statement 123, Accounting for Stock-Based Compensation and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and its related implementation guidance. The Statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS No. 123 (Revised 2004) requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions) with the cost recognized over the period during which an employee is required to provide service in exchange for the award. This statement is effective as of the beginning of the first interim or annual reporting period that begins after December 15, 2005 and the Company will adopt the standard in the first quarter of its fiscal year beginning June 1, 2006. The Company has not determined the impact, if any, that this statement will have on its financial position or results of operations.

On March 29, 2005, the Securities and Exchange Commission (“SEC”) issued Staff Accounting Bulletin No. 107 (SAB 107) regarding the Staff’s interpretation of SFAS 123(R). This interpretation expresses the views of the Staff regarding the interaction between SFAS 123(R) and certain SEC rules and regulations and provides the Staff’s views regarding the valuation of share-based payment arrangements by public companies. In particular, this SAB provides guidance related to share-based payment transactions with non-employees, the transition from nonpublic to public entity status, valuation methods, the accounting for certain redeemable financial instruments issued under share-based payment arrangements, the classification of compensation expense, non-GAAP financial measures, first-time adoption of SFAS 123(R) in an interim period, capitalization of compensation cost related to share-based payment arrangements, the accounting for income tax effects of share-based payment arrangements upon adoption of SFAS 123(R), the modification of employee share options prior to adoption of SFAS 123(R) and disclosures in Management’s Discussion and Analysis subsequent to adoption of SFAS 123(R). The Company will adopt SAB 107 in connection with its adoption of SFAS 123(R). The Company has not determined the impact, if any, that this statement will have on its financial position or results of operations.

In May 2005, FASB issued SFAS No. 154, Accounting Changes and Error Corrections, which establishes, unless impracticable, retrospective application as the required method for reporting a change in accounting principle in the absence of explicit transition requirements specific to the newly adopted accounting principle. The statement provides guidance for determining whether retrospective application of a change in accounting principle is impracticable. The statement also addresses the reporting of a correction of an error by restating previously issued financial statements. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 14, 2005. The Company will adopt SFAS No. 154 in the first quarter of its fiscal year beginning June 1, 2006. The Company does not expect adoption of this statement to have a material impact on its financial condition or results of operations.

USTelematics, Inc. (formerly Mobilier, Inc.)
(a development stage company)

Notes to the Financial Statements
For the period from October 7, 2005 (inception) through May 31, 2006

In February 2006, FASB issued SFAS No. 155, Accounting for Certain Hybrid Financial Instruments. This standard amends the guidance in SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, and SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. Statement 155 allows financial instruments that have embedded derivatives to be accounted for as a whole (eliminating the need to bifurcate the derivative from its host) if the holder elects to account for the whole instrument on a fair value basis. Statement 155 is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. The Company will adopt SFAS in its fiscal year beginning June 1, 2007. The Company has not determined the impact, if any, that this statement will have on its financial position or results of operations.

In March 2006, FASB issued SFAS No. 156, Accounting for Servicing of Financial Assets. This standard amends the guidance in SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. Among other requirements, Statement 156 requires an entity to recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a servicing contract in any of the following situations: (a) a transfer of the servicer’s financial assets that meets the requirements for sale accounting; (b) a transfer of the servicer’s financial assets to a qualifying special-purpose entity in a guaranteed mortgage securitization in which the transferor retains all of the resulting securities and classifies them as either available-for-sale securities or trading securities in accordance with SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities; or (c) an acquisition or assumption of an obligation to service a financial asset that does not relate to financial assets of the servicer or its consolidated affiliates. Statement 156 is effective as of the beginning of an entity’s first fiscal year that begins after September 15, 2006. The Company will adopt SFAS in its fiscal year beginning June 1, 2007. The Company has not determined the impact, if any, that this statement will have on its financial position or results of operations.

USTelematics, Inc.
(A Development Stage Company)
Balance Sheet
(Unaudited)
February 28, 2007

Assets

Current Assets
Cash and Cash Equivalents	$2,875,288
Certificate of Deposit	103,831
Inventory	7,007
Prepaid Expenses	9,546
Employee Expense Advances	831
Due from Related Parties	5,214

Total Current Assets	3,001,717

Fixed Assets
Vehicles	56,531
Office, Lab and Warehouse Equipment	43,247
Leasehold Improvements	6,357
Less Accumulated Depreciation	(7,397)

Total Fixed Assets	98,738

Other Assets
Deferred Financing Fees, Net of Accumulated Amortization of $115,195	856,425
Deposits	20,735
Assets Not Placed in Service	35,865
Other Intangible Assets	15,025

Total Other Assets	928,050

Total Assets	$4,028,505

The accompanying notes are an integral part of these financial statements.

USTelematics, Inc.
(A Development Stage Company)
Balance Sheet
(Unaudited)
February 28, 2007

Liabilities

Current Liabilities
Accounts Payable	$59,932
Accrued Expenses	3,949
Accrued Interest	116,145

Total Current Liabilities	180,026

Noncurrent Liabilities
Convertible Notes Payable	1,485,511
Derivative Liabilities	10,463,984
Deferred Rent Liability	9,797

Total Noncurrent Liabilities	11,959,292

Total Liabilities	12,139,318

Stockholders' Equity <Deficit>

Preferred Stock: 10,000,000 Shares Authorized; No Shares Issued	—
Common Stock: Par Value $.0001, 250,000,000 Shares Authorized; 20,024,000 Shares Issued	2,002
Additional Paid in Capital	17,498
Additional Paid in Capital - Warrants	467,052
Deficit Accumulated During the Development Stage	(8,597,365)

Total Stockholders' Deficit	(8,110,813)

Total Liabilities and Stockholders' Deficit	$4,028,505

The accompanying notes are an integral part of these financial statements.

USTelematics, Inc.
(A Development Stage Company)
Statements of Operations
(Unaudited)
For the Three and Nine Months Ended February 28, 2007
and the Period from October 7, 2005 (Inception) through February 28, 2007

	Three Months Ended February 28, 2007	Nine Months Ended February 28, 2007	October 7, 2005 (Inception) through February 28, 2007

Sales	$—	$—	$—

Research and Development Expense	200,031	416,336	481,183
General and Administrative Expense	227,018	789,791	855,045

Total Operating Expenses	427,049	1,206,127	1,336,228

Loss from Operations	(427,049)	(1,206,127)	(1,336,228)

Other Income (Expense)
Derivative Expense, Net	(2,550,811)	(2,550,811)	(2,550,811)
Loss on Extinguishment of Debt	(4,181,659)	(4,181,659)	(4,181,659)
Interest Income	27,804	40,981	42,217
Interest Expense	(476,995)	(551,995)	(570,884)

Total Other Expense, Net	(7,181,661)	(7,243,484)	(7,261,137)

Net Loss	$(7,608,710)	$(8,449,611)	$(8,597,365)

Net Loss Per Share

Basic	$(0.38)	$(0.42)	$(0.67)
Fully Diluted	$(0.38)	$(0.42)	$(0.67)

Weighted Average Shares (Basic)	20,024,000	20,021,802	12,913,631
Weighted Average Shares (Fully Diluted)	20,024,000	20,021,802	12,913,631

The accompanying notes are an integral part of these financial statements.

USTelematics, Inc.
(A Development Stage Company)
Statements of Cash Flows
(Unaudited)
For the Three and Nine Months Ended February 28, 2007
and the Period from October 7, 2005 (Inception) through February 28, 2007

	Three Months Ended February 28, 2007	Nine Months Ended February 28, 2007	October 7, 2005 (Inception) through February 28, 2007
CASH FLOWS FROM OPERATING ACTIVITIES
Net Loss	$(7,608,710)	$(8,449,611)	$(8,597,365)

Noncash Items Included in Net Loss
Depreciation and Amortization	4,078	77,952	95,815
Expenses Paid Directly from Note Closing Proceeds	—	—	1,578
Expenses Paid Via Issuance of Stock Warrants	—	1,261	1,261
Derivative Expense, Net	2,550,811	2,550,811	2,550,811
Loss on Debt Extinguishment	4,181,659	4,181,659	4,181,659
Amortization of Debt Discount	242,147	242,147	242,147
Amortization of Deferred Financing Fees	115,195	115,195	115,195
Interest Accrued on Certificate of Deposit	(1,211)	(3,623)	(3,831)

(Increase)/Decrease in Assets
Inventory	(7,007)	(7,007)	(7,007)
Prepaid Expenses	(7,046)	38,672	(5,328)
Employee Expense Advances	1,902	(831)	(831)
Due From Related Parties	1,541	(214)	(214)

Increase/(Decrease) in Liabilities
Accounts Payable	37,555	59,698	59,933
Accrued Expenses	(61,483)	3,949	3,949
Accrued Payroll and Taxes	—	(6,609)	—
Accrued Interest	119,653	194,653	213,542
Deferred Rent Liability	8,174	21,797	21,797

Total Adjustments	7,185,968	7,469,510	7,470,476

Net Cash Used in Operating Activities	(422,742)	(980,101)	(1,126,889)

The accompanying notes are an integral part of these financial statements.

USTelematics, Inc.
(A Development Stage Company)
Statements of Cash Flows, Continued
(Unaudited)
For the Three and Nine Months Ended February 28, 2007
and the Period from October 7, 2005 (Inception) through February 28, 2007

	Three Months Ended February 28, 2007	Nine Months Ended February 28, 2007	October 7, 2005 (Inception) through February 28, 2007
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of Certificate of Deposit	—	—	(100,000)
Purchase of Fixed Assets	(62,880)	(103,636)	(103,636)
Purchase of Deposits	—	(20,735)	(20,735)
Purchase of Assets Not Placed in Service	(1,378)	(35,865)	(35,865)
Purchase of Other Intangible Assets	(13,326)	(13,426)	(15,025)

Net Cash Used in Investing Activities	(77,584)	(173,662)	(275,261)

CASH FLOWS FROM FINANCING ACTIVITIES
Payment of Checks Issued in Excess of Cash on Deposit	(43,672)	—	—
Proceeds from Sale of Convertible Notes Payable	3,073,535	3,073,535	4,355,535
Deferred Financing Fees	(54,297)	(78,097)	(78,097)

Net Cash Provided by Financing Activities	2,975,566	2,995,438	4,277,438

Net Increase in Cash and Cash Equivalents	2,475,240	1,841,675	2,875,288
Cash and Cash Equivalents, Beginning	400,048	1,033,613	—

Cash and Cash Equivalents, Ending	$2,875,288	$2,875,288	$2,875,288

The accompanying notes are an integral part of these financial statements.

USTelematics, Inc.
(A Development Stage Company)
Selected Information-Substantially All Disclosures Required by Generally Accepted
Accounting Principles Are Not Included
(Unaudited)
February 28, 2007

NOTE 1 - SUMMARY OF SELECTED SIGNIFICANT ACCOUNTING POLICIES

The accompanying financial statements are unaudited. These financial statements have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission (SEC). Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted pursuant to such SEC rules and regulations; nevertheless, the Company believes that the disclosures are adequate to make the information presented not misleading. These financial statements and the notes hereto should be read in conjunction with the audited financial statements and notes thereto for the year ended May 31, 2006 included in the Company’s Registration Statement on Form 10SB, as amended, which was originally filed August 18, 2006 and amended on January 25, 2007. The Company filed a Form SB-2 on January 22, 2007 and amended on March 16, 2007, in order to register 11,489,724 shares of stock to be sold at a maximum offering price of $0.75 per share. In the opinion of the Company’s management, the financial statements for the unaudited interim periods presented include all adjustments, including normal recurring adjustments necessary to fairly present the results of such interim periods and the financial position as of the end of said period. The results of operations for the interim period are not necessarily indicative of the results for the full year.

A.  NATURE OF BUSINESS

The Company has been in the development stage since its inception in October, 2005. It is primarily engaged in the development of its organization, structure and business plans; recruiting qualified advisors, agents and professional counselors for financing and to place securities; transitioning the engineering designs for its mobile DBS antenna technology from prototype state to pre-production state; researching, developing and establishing sources of component supply and manufacturing services; establishing strategic alliances for marketing and distribution; designing an online e-commerce, order-taking platform for marketing and sales to end users and wholesale channels; developing plans for supplementary products, product lines and service delivery; and developing plans for sales support, installation training and technical support.

During the nine months ended February 28, 2007, the Company began development of a new line of internet-connected media center PCs for use in automobiles, based on proprietary software that voices email messages to users as they travel down the road.

B.  FIXED ASSETS

Fixed assets are recorded at cost. Depreciation is provided for property and equipment using the straight-line method over the following estimated useful lives:

Description	Years

Vehicles	5
Computer Equipment	5
Office, Lab and Warehouse Equipment	7
Leasehold Improvements	Life of Lease

C.  ESTIMATES

Preparation of financial statements in conformity with generally accepted accounting principals requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

D.  ASSETS NOT PLACED IN SERVICE

Assets not placed in service represents costs associated with designing and building the Company’s website. The Company’s website is still in development and therefore these assets are not being depreciated.

USTelematics, Inc.
(A Development Stage Company)
Selected Information-Substantially All Disclosures Required by Generally Accepted
Accounting Principles Are Not Included
(Unaudited)
February 28, 2007

NOTE 1 - SUMMARY OF SELECTED SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

E.  INVENTORY

Inventory is stated at the lower of cost, determined on a first-in, first-out basis, or market. The Company purchased licenses for certain types of software necessary for certain of the Company’s products that will be resold to customers once sales commence.

F.  RESEARCH AND DEVELOPMENT

The Company expenses the cost of research and development as incurred.

G.  FINANCIAL INSTRUMENTS

Financial instruments, as defined in Financial Accounting Standard No. 107 Disclosures about Fair Value of Financial Instruments (FAS 107), consist of cash, evidence of ownership in an entity and contracts that both (i) impose on one entity a contractual obligation to deliver cash or another financial instrument to a second entity, or to exchange other financial instruments on potentially unfavorable terms with the second entity, and (ii) conveys to that second entity a contractual right (a) to receive cash or another financial instrument from the first entity, or (b) to exchange other financial instruments on potentially favorable terms with the first entity. Accordingly, our financial instruments consist of cash and cash equivalents, certificate of deposit, accounts payable, accrued expenses, convertible notes payable and derivative financial instruments.

The Company carries cash and cash equivalents, certificate of deposit, accounts receivable, accounts payable and accrued expenses at historical costs; their respective estimated fair values approximate carrying values due to their current nature. The Company carries convertible notes payable at fair value based upon the present value of the estimated cash flows at market interest rates applicable to similar instruments.

Derivative financial instruments, as defined in Financial Accounting Standard No. 133, Accounting for Derivative Financial Instruments and Hedging Activities (FAS 133), consist of financial instruments or other contracts that contain a notional amount and one or more underlying (e.g. interest rate, security price or other variable), require no initial net investment and permit net settlement. Derivative financial instruments may be free-standing or embedded in other financial instruments. Further, derivative financial instruments are initially, and subsequently, measured at fair value and recorded as liabilities or, in rare instances, assets.

The Company generally does not use derivative financial instruments to hedge exposures to cash-flow, market or foreign-currency risks. However, we have entered into certain other financial instruments and contracts, such as debt financing arrangements and freestanding warrants with features that are either (i) not afforded equity classification, (ii) embody risks not clearly and closely related to host contracts, or (iii) may be net-cash settled by the counterparty. As required by FAS 133, these instruments are required to be carried as derivative liabilities, at fair value, in the financial statements.

The following table summarizes the components of derivative liabilities as of February 28, 2007:

Compound derivative financial instruments that have been bifurcated from the following financing arrangements:
$3,565,000 Convertible Debentures	$1,964,549
$1,597,000 Convertible Exchange Debentures	1,045,149

Freestanding derivative contracts arising from financing arrangements:
Series A Warrants issued with $3,565,000 Convertible Debentures	2,929,717
Series B Warrants issued with $3,565,000 Convertible Debentures	1,453,094
Series A Warrants issued with $1,597,000 Convertible Exchange Debentures	1,750,321
Series B Warrants issued with $1,597,000 Convertible Exchange Debentures	868,132
Bonus Warrants issued with $1,597,000 Convertible Exchange Debentures	453,022

$10,463,984

USTelematics, Inc.
(A Development Stage Company)
Selected Information-Substantially All Disclosures Required by Generally Accepted
Accounting Principles Are Not Included
(Unaudited)
February 28, 2007

NOTE 1 - SUMMARY OF SELECTED SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

The Company estimates fair values of derivative financial instruments using various techniques (and combinations thereof) that are considered to be consistent with the objective measuring fair values. In selecting the appropriate technique, the Company considers, among other factors, the nature of the instrument, the market risks that it embodies and the expected means of settlement. For less complex derivative instruments, such as free-standing warrants, the Company generally uses the Black-Scholes-Merton option valuation technique because it embodies all of the requisite assumptions (including trading volatility, estimated terms and risk free rates) necessary to fair value these instruments. For complex derivative instruments, such as embedded conversion options, the Company generally uses the Flexible Monte Carlo valuation technique because it embodies all of the requisite assumptions (including credit risk, interest-rate risk and exercise/conversion behaviors) that are necessary to fair value these more complex instruments. For forward contracts that contingently require net-cash settlement as the principal means of settlement, the Company projects and discounts future cash flows applying probability-weightage to multiple possible outcomes. Estimating fair values of derivative financial instruments requires the development of significant and subjective estimates that may, and are likely to, change over the duration of the instrument with related changes in internal and external market factors. Since derivative financial instruments are initially and subsequently carried at fair values, the Company’s income will reflect the volatility in these estimate and assumption changes.

The following table summarizes the effects on the Company’s income (loss) associated with the initial recording and subsequent changes in the fair values of the derivative financial instruments by type of financing for the three and nine months ended February 28, 2007 and the period from October 7, 2005 (inception) to February 28, 2007:

Derivative income (expense)	Three Months Ended February 28, 2007	Nine Months Ended February 28, 2007	October 7, 2005 (Inception) through February 28, 2007
$3,565,000 Convertible Debentures and Warrants	$(2,782,360)	$(2,782,360)	$(2,782,360)
$1,597,000 Convertible Exchange Debentures and Warrants	231,549	231,549	231,549
	$(2,550,811)	$(2,550,811)	$(2,550,811)

The derivative liabilities as of February 28, 2007, and our derivative losses during the three and nine months ended February 28, 2007 and the period from October 7, 2005 (inception) to February 28, 2007 are significant to the financial statements. The magnitude of the derivative income (expense) amounts for each of the periods reflect the following:

(a)
During the quarter ended February 28, 2007, the Company’s stock had not started trading on the markets and based on information available the market price per share used in the calculations above was $0.50 per share. The market price per share was an agreed upon price arrived at through an arms-lengths transaction between the bond holders and the Company in arriving at the valuation of the Company.

(b)
During the nine months ended February 28, 2007, the Company entered into a $3,565,000 Convertible Debentures arrangement, more fully discussed in Note 3. In connection with our accounting for this financing the Company encountered the unusual circumstance of a day-one loss related to the recognition of derivative instruments arising from the arrangement. That means that the fair value of the bifurcated compound derivative and warrants exceeded the proceeds that we received from the arrangement and we were required to record a loss to record the derivative financial instruments at fair value. The loss that we recorded amounted to $2,871,063. The Company did not enter into any other financing arrangements during the periods reported that reflected day-one losses.

USTelematics, Inc.
(A Development Stage Company)
Selected Information-Substantially All Disclosures Required by Generally Accepted
Accounting Principles Are Not Included
(Unaudited)
February 28, 2007

NOTE 1 - SUMMARY OF SELECTED SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

The following table summarizes the number of common shares indexed to the derivative financial instruments as of February 28, 2007:

Financing arrangement:	Conversion Feature	Warrants	Total
$3,565,000 Convertible Debentures and Warrants	7,130,000	10,695,000	17,825,000
$1,597,000 Convertible Exchange Debentures and Warrants	4,259,726	7,454,521	11,714,247
	11,389,726	18,149,521	29,539,247

In addition, to these instruments the Company also issued common stock purchase warrants to a placement agent for the purchase of 1,113,000 shares of common stock.

NOTE 2 - CASH AND CASH EQUIVALENTS

As of February 28, 2007, Cash and Cash Equivalents consisted of the following:

Cash	$37,315
Money Market Funds	2,837,973
$2,875,288

NOTE 3 - CONVERTIBLE NOTES

Convertible notes with a face amount of $1,500,000 were issued on April 14 and April 21, 2006 for proceeds, net of expenses and retainers to professionals, of $1,282,000, and bore interest at 10% per annum (“Bridge Financing”). The notes and accrued interest were payable in full at maturity in October, 2007. The notes were secured by substantially all assets of the Company. The secured debentures were automatically exchanged, upon the closing of the Qualified Offering (see below) (sale for cash by the Company of senior secured convertible notes at levels defined in the related Term Sheet) for Exchange Securities consisting of Exchange Debentures, Exchange Warrants and Exchange Bonus Warrants. Each secured debenture was automatically represented in the ownership of an Exchange Debenture in the principal amount of the outstanding principal and interest. The Exchange Debentures, at the option of the note holders, may have been converted to debentures with the same rights as debentures issued in the Qualified Offering except that they would have been at 75% of the conversion price of the debentures issued in the Qualified Offering. Exchange Warrants were issued to the holders of the secured debentures in a ratio equal to those issued to the purchasers under the Qualified Offering since the Qualified Offering consisted of issuance of securities combined with warrants. Each Exchange Warrants is exchangeable for one share of common stock by holder. Holders also received common stock purchase warrants, Exchange Bonus Warrants, exercisable for five years from the issue date for one share of common stock per each Exchange Bonus Warrants. Each holder received one Exchange Bonus Warrant for each four shares of common stock purchased with the holder having the same rights and benefits granted the holders of the Exchange Warrants. Exercise price of the Exchange Bonus Warrants is same as the conversion price of the debentures issued in the Qualified Offering. In April 2006, the fair value of the warrants related to the secured debentures was deemed to be de minimus based on an independent appraisal.

On December 12, 2006, the Company entered into and consummated a securities purchase agreement, a Qualified Offering, with a group of accredited investors (the “Investors”) providing for the issuance to the Investors of the Company’s 9% Senior Secured Convertible Debentures in the principal amount of $3,565,000 (the “Debentures”). Interest is payable in cash or, at the option of the Company, in registered shares of common stock of the Company. Upon an event of default, the stated interest rate of the Debentures will be increased to 18%. The Debentures mature two years from the date of issuance. All amounts due under the Debentures may be converted at any time, in part or in whole, at the written election of the holder thereof, into shares of the Company’s common stock at a conversion price of $0.50 per share. No conversions may take place if it would cause a holder of the Debentures to become the beneficial owner of more than 4.99% of the outstanding shares of common stock of the Company, which limitation is subject to waiver by an Investor upon 61 days prior written notice to the Company. The Company has granted a security interest in all of its assets to secure its obligations under the Notes.

USTelematics, Inc.
(A Development Stage Company)
Selected Information-Substantially All Disclosures Required by Generally Accepted
Accounting Principles Are Not Included
(Unaudited)
February 28, 2007

NOTE 3 - CONVERTIBLE NOTES

The Company also issued to the holders of the Debentures Class A Warrants to purchase 7,130,000 shares of the Company’s common stock at $0.55 per share and Class B Warrants to purchase 3,565,000 shares of Common Stock at $0.75 per share (collectively, with the Bonus Warrants, as defined below, the “Warrants”). All Warrants are exercisable for a period of five years.

In addition, the Company issued debentures (the “Exchange Debentures”) in the principal amount of approximately $1,597,000 in exchange for debentures issued to a group of investors (the “Bridge Investors”) in the Bridge Financing. The Exchange Debentures are identical to the Debentures in all respects, except that the conversion price of the Exchange Debentures is $0.375. The Company also issued to the Bridge Investors Class A Warrants to purchase 4,259,726 shares of the Company’s common stock and Class B Warrants to purchase 2,129,863 shares of Common Stock at $0.55 per share and $0.75 per share, respectively. In addition, they received five-year warrants (the “Bonus Warrants”) to purchase an aggregate of 1,064,932 shares of common stock of the Company at $0.375 per share. The terms of the exchange resulted in the treatment of the transaction as a debt extinguishment, resulting in a loss of $4,181,659.

In the valuation of both the Debentures and the Exchange Debentures, the Company concluded that the conversion features were not afforded the exemption as a conventional convertible instrument due to the anti-dilution protection; and they did not otherwise meet the conditions for equity classification. Since equity classification is not available for the conversion feature, the Company was required to bifurcate the embedded conversion feature and carry it as a derivative liability, at fair value. The Company also concluded that the Default Put required bifurcation because, while puts on debt instruments are generally considered clearly and closely related to the host, the Default Put is indexed to certain events that are not associated with debt instruments. The Company combined all embedded features that required bifurcation into one compound instrument that is carried as a component of derivative liabilities. The Company also determined that the warrants did not meet the conditions for equity classification because these instruments did not meet all of the criteria necessary for equity classification. Therefore, the warrants are also required to be carried as a derivative liability, at fair value.

The Company estimated the fair value of the compound derivative on the inception dates, and subsequently, using the Monte Carlo valuation technique, because that technique embodies all of the assumptions (including credit risk, interest risk, stock price volatility and conversion estimates) that are necessary to fairly value complex derivative instruments. The Company estimated the fair value of the warrants on the inception dates, and subsequently, using the Black-Scholes-Merton valuation technique, because that technique embodies all of the assumptions (including, volatility, expected terms, and risk free rates) that are necessary to fairly value freestanding warrants. These amounts are included in Derivative Liabilities on our balance sheet.

The following table illustrates fair value adjustments that the Company has recorded related to the derivative financial instruments associated with the convertible note financings:

Derivative income	Three Months Ended February 28, 2007	Nine Months Ended February 28, 2007	October 7, 2005 (Inception) through February 28, 2007
$3,565,000 Convertible Debentures and Warrants Compound derivative	$29,168	$29,168	$29,168
Warrant derivative	$59,536	$59,536	$59,536
$1,597,000 Convertible Exchange Debentures and Warrants
Compound derivative	$191,081	$191,081	$191,081
Warrant derivative	$40,468	$40,468	$40,468

Changes in the fair value of the compound derivative and, therefore, derivative income (expense) related to the compound derivative is significantly affected by the credit risk associated with the Company’s financial instruments. The fair value of the warrant derivative is significantly affected by the estimate used in the Company’s trading stock price. Future changes in underlying market conditions will have a continuing effect on derivative income (expense) associated with these instruments.

USTelematics, Inc.
(A Development Stage Company)
Selected Information-Substantially All Disclosures Required by Generally Accepted
Accounting Principles Are Not Included
(Unaudited)
February 28, 2007

NOTE 3 - CONVERTIBLE NOTES

The aforementioned allocations to the compound and warrant derivatives resulted in the discount in the carrying value of the notes. This discount, along with related deferred finance costs and future interest payments, were amortized through periodic charges to interest expense using the effective method.

Derivative warrant fair values are calculated using the Black-Scholes-Merton valuation technique. Significant assumptions as of February 28, 2007, corresponding to each of the series of warrants are as follows:

$3,565,000 Convertible Debentures and Warrants	Series A	Series B	Placement Agent
Trading Market Price	$0.500	$0.500	$0.500
Strike Price	$0.550	$0.750	$0.500
Volatility	119%	119%	119%
Risk-free rate	4.52%	4.52%	4.52%
Remaining term/life (years)	4.75	4.75	4.75

$1,597,000 Convertible Exchange Debentures and Warrants	Series A	Series B	Bonus
Trading Market Price	$0.500	$0.500	$0.500
Strike Price	$0.550	$0.750	$0.375
Volatility	119%	119%	119%
Risk-free rate	4.52%	4.52%	4.52%
Remaining term/life (years)	4.75	4.75	4.75

Future fair value changes are significantly influenced by our trading common stock prices. As previously discussed herein, changes in fair value of derivative financial instruments are reflected in earnings.

Axiom Capital Management, Inc. (“Axiom”) acted as exclusive placement agent in connection with the sale of the Debentures and the Warrants as well as in connection with the Bridge Financing. For its services, Axiom received a cash fee equal to 10% of the proceeds from the sale of the securities considered the Qualified Offering. In addition, it received five-year warrants to purchase 1,113,000 shares of the Company’s common stock at a price equal to cash fee paid to Axiom divided by the conversion price of the Debentures.

Pursuant to the financing arrangement entered into on December 12, 2006, the Company was required to make an interest payment on the Convertible Notes on February 28, 2007 (February Payment). The Company and the Convertible Note Holders entered into an extension for the February Payment until May 31, 2007.

USTelematics, Inc.
(A Development Stage Company)
Selected Information-Substantially All Disclosures Required by Generally Accepted
Accounting Principles Are Not Included
(Unaudited)
February 28, 2007

NOTE 4 - LONG-TERM LEASES

In June 2006 the Company entered into a lease agreement to lease its new office and warehouse space under an operating lease that expires in June 2011. The monthly base rent increases 3% each year, and the lessor provided a rent concession of $12,000 in the first year in exchange for 24,000 shares of the Company’s stock. For financial statement purposes, the Company will recognize monthly base rental expense of $8,225, as the Company recognizes rent expense on a straight-line basis over the term of the lease. In addition to the monthly rent, the Company is responsible for real estate taxes and insurance. The lease also provides for an early cancellation as of June 30, 2009, at the option of the Company. The conditions for the early cancellation are that the Company not be in default, provide written notice to the lessor 6 months prior to June 30, 2009 that they wish to cancel, and vacate the premises by June 30, 2009. Future minimum rental payments under the lease described above are as follows:

12 Months Ending February 28,	Amount

2007	$88,800
2008	101,400
2009	104,040
2010	107,164
2011	36,072

$437,476

Total rental expense (including base rent and other amounts due under the lease as described above) charged to operations for the three and nine months ended February 28, 2007 and the period from October 7, 2005 (inception) to February 28, 2007 was $22,266, $78,540 and $78,540, respectively.

NOTE 5 - NET LOSS PER SHARE

Net loss per share (basic) is calculated by dividing net loss by the weighted average number of shares of common stock outstanding during the three and nine months ended February 28, 2007 and the period from October 7, 2005 (inception) to February 28, 2007. Net loss per share (diluted) is calculated by adjusting outstanding shares, assuming any dilutive effects of options and warrants using the treasury stock method. Such effects of the options and warrants are anti-dilutive for the periods presented and are accordingly not reflected in the per share calculations.

USTelematics, Inc.
(A Development Stage Company)
Selected Information-Substantially All Disclosures Required by Generally Accepted
Accounting Principles Are Not Included
(Unaudited)
February 28, 2007

The following reconciles the denominators of basic and fully diluted earnings per share:

Denominator - Shares	Three Months Ended February 28, 2007	Nine Months Ended February 28, 2007	October 7, 2005 (Inception) through February 28, 2007
Basic Weighted-Average Shares	20,024,000	20,021,802	12,913,631
Effect of Dilutive Securities	0	0	0
Fully Diluted Weighted-Average Shares	20,024,000	20,021,802	12,913,631

NOTE 6 - SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

The Company had the following non-cash transactions for the three and nine months ended February 28, 2007 and for the period from October 7, 2005 (Inception) to February 28, 2007:

	Three Months Ended February 28, 2007		Nine Months Ended February 28, 2007		October 7, 2005 (Inception) through February 28, 2007
Office and lab equipment exchanged for stock	$		$		$2,500
Financing fees paid in exchange for stock					5,000
Financing fees paid out of proceeds from sale of convertible notes		957,256		957,256	1,164,460
Expenses paid out of proceeds from sale of convertible notes					1,578
Legal fees for related party paid out of proceeds from sale
of convertible notes					5,000
Prepaid expenses paid out of proceeds from sale of convertible notes					4,218
Rent concession exchanged for stock				12,000	12,000
Expenses paid via issuance of stock warrants				1,261	1,261

The Company paid no cash for interest or income taxes for the three and nine months ended February 28, 2007 or for the period from October 7, 2005 (Inception) to February 28, 2007.

NOTE 7 - INCOME TAXES

As of February 28, 2007, the provision (benefit) for income taxes consisted of the following components:

	Three Months Ended February 28, 2007	Nine Months Ended February 28, 2007	October 7, 2005 (Inception) through February 28, 2007
Current	$0	$0	$0
Deferred	(238,200)	(572,200)	(634,700)
	(238,200)	(572,200)	(634,700)
Adjustment of valuation allowance	238,200	572,200	634,700
	$0	$0	$0

USTelematics, Inc.
(A Development Stage Company)
Selected Information-Substantially All Disclosures Required by Generally Accepted
Accounting Principles Are Not Included
(Unaudited)
February 28, 2007

The reconciliation between the U.S. federal statutory income tax rate of 35% and the Company’s effective tax rate is as follows:

	Three Months Ended February 28, 2007	Nine Months Ended February 28, 2007	October 7, 2005 (Inception) through February 28, 2007
Income tax provision (benefit) at U.S. federal statutory rates	$(198,400)	$(471,400)	$(523,100)
State income taxes benefit	(39,800)	(100,800)	(111,600)
Adjustment of valuation allowance	238,200	572,200	634,700
	$0	$0	$0

The net deferred tax asset in the accompanying balance sheet includes the following components:

Total long-term deferred tax asset:
Temporary differences related to development stage expenses	$296,500
Research and development tax credit	27,100
Net operating loss carryforward	285,100
Other temporary differences	26,000
634,700
Deferred tax asset valuation allowance	(634,700)
$0

NOTE 8 - COMMITMENTS

The Company has an agreement with a law firm to represent the Company in connection with the filing of SEC Form SB-2 Registration Statement. The agreement provides for the payment of a total of $100,000 to the law firm, of which $50,000 had been paid as of February 28, 2007, with the balance of $50,000 payable at specific points during the process of the filing of the Registration Statement. In addition to the fees, the law firm will be compensated for their services with 50,000 shares of common stock of the Company, which shall be restricted shares to be included on the SB-2. The agreement does not state when the shares are due to be issued to the law firm. However, management believes the shares should be recorded only upon completion of the services.

NOTE 9 - RELATED PARTY TRANSACTIONS

The Company had the following transactions with related parties during the three and nine months ended February 28, 2007 and the period from October 7, 2005 (Inception) through February 28, 2007:

In April, 2006, $5,000 was paid out of the proceeds from the closing of the sale of the convertible notes, to the Company’s attorney. This amount satisfied an old legal bill that was owed by a majority shareholder of the Company to the Company’s attorney. As of February 28, 2007, this amount is included in the balance sheet in due from related parties. The amount is non-interest bearing and is due on demand. The loan was made to StealthMedia Labs, Inc. to secure legal services in connection with the completion of the Company’s bridge financing in April 2006. The law firm representing the Company in that financing was owed a large amount of fees for past services performed on behalf of StealthMedia Labs, Inc. and was unwilling to represent the Company in that transaction unless it was paid some back fees in connection with its previous representation of StealthMedia Labs, Inc. An additional amount is also due from a majority shareholder in the amount of $214 related to payroll expense.

In June, 2006, the Company purchased two used vehicles for a total cost of $32,885 from a company partially owned by two shareholders of the Company. The cost of both of the vehicles included fully functional mobile satellite antenna prototypes and other modifications to facilitate demonstrations of USTelematics’ products to the news media and prospective investors.

USTelematics, Inc.
(A Development Stage Company)
Selected Information-Substantially All Disclosures Required by Generally Accepted
Accounting Principles Are Not Included
(Unaudited)
February 28, 2007

Amounts paid to a company owned by a minority shareholder of the Company for product development and other labor services totaled $0, $18,397 and $28,397 for the three and nine months ended February 28, 2007 and the period from October 7, 2005 (Inception) through February 28, 2007, respectively.

Amounts paid to a minority shareholder of the Company for engineering services totaled $0, $6,475 and $11,475 for the three and nine months ended February 28, 2007 and the period from October 7, 2005 (Inception) through February 28, 2007, respectively.

NOTE 10 - IMPACT OF NEW ACCOUNTING STANDARDS RECENT ACCOUNTING PRONOUNCEMENTS

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS No. 159”) which provides companies with an option to report selected financial assets and liabilities at fair value. The standard’s objective is to reduce both complexity in accounting for financial instruments and the volatility in earnings caused by measuring related assets and liabilities differently. SFAS No. 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. SFAS No. 159 is effective as of the beginning of an entity’s first fiscal year beginning after November 15, 2007. With certain limitations, early adoption is permitted. The Company is evaluating the impact of this new statement on our financial statements.

In September 2006, FASB issued SFAS No. 157, Fair Value Measurements. This standard defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. This statement applies under other accounting pronouncements that require or permit fair value measurements, the FASB having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, SFAS No. 157 does not require any new fair value measurements. However, for some entities, the application of SFAS 157 will change current practice. Statement 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company will adopt SFAS 157 in its fiscal year beginning June 1, 2008. The Company has not determined the impact, if any, that this statement will have on its financial position or results of operations.

In June 2006, FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109. This Interpretation clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with FASB Statement No. 109, Accounting for Income Taxes. This Interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This Interpretation also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. Interpretation No. 48 is effective for fiscal years beginning after December 15, 2006. The Company will adopt Interpretation No. 48 in its fiscal year beginning June 1, 2007. The Company has not determined the impact, if any, that this interpretation will have on its financial position or results of operations.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 24. INDEMNIFICATION OF OFFICERS AND DIRECTORS

Our Certificate of Incorporation, as amended, provide to the fullest extent permitted by Delaware law, our directors or officers shall not be personally liable to us or our shareholders for damages for breach of such director's or officer's fiduciary duty. The effect of this provision of our Certificate of Incorporation, as amended, is to eliminate our rights and our shareholders (through shareholders' derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in our Certificate of Incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify a director, officer, employee or agent made a party to an action by reason of that fact that he or she was a director, officer employee or agent of the corporation or was serving at the request of the corporation against expenses actually and reasonably incurred by him or her in connection with such action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and with respect to any criminal action, had no reasonable cause to believe his or her conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth an estimate of the costs and expenses payable by Registrant in connection with the offering described in this registration statement. All of the amounts shown are estimates except the Securities and Exchange Commission registration fee:

Securities and Exchange Commission Registration Fee	$1,178
Accounting Fees and Expenses	$5,000	*
Legal Fees and Expenses	$50,000	*
Total	$56,178

*	Estimated

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

On April 6, 2006, we issued an aggregate of 8,000,000 shares of common stock to Howard Leventhal, our Chief Executive Officer, Wayne Openlander, Greg Borucki and Chris Borucki in consideration for the assignment to us of their right in a patent application valued at $930,000.

During April 2006, we consummated a bridge financing under the terms of a subscription agreement with 14 accredited investors for the sale and issuance of our 10% secured debentures in the principal amount of approximately $1,500,000 due in October 2007. The debentures are secured by substantially all of our assets. We paid a total of $148,000 in sales commissions in connection with the sale of the securities. Under the terms of the subscription agreement, the debentures were exchanged for debt instruments issued in December 2006 as described below.

In June 2006 we issued 24,000 shares of common stock to our landlord in return for a reduction of $12,000 of rent payments during the first year of our office and warehouse lease.

 In December 2006 we completed a financing transaction pursuant to which we issued our 9% Senior Secured Convertible Debentures in the principal amount of $3,565,000 (the “December Debentures”). We also issued Class A Warrants to purchase 7,130,000 shares of our common stock at $0.55 per share and Class B Warrants to purchase 3,565,000 shares of Common Stock at $0.75 per share (collectively, with the Bonus Warrants, as defined below, the “Warrants”). All Warrants are exercisable for a period of five years. As part of this transaction, all debentures issued in the April 2006 financing were exchanged for December Debentures. In addition, these parties received Class A Warrants to purchase 4,259,726 shares of common stock and Class B Warrants to purchase 2,129,863 shares of Common Stock. They further received five-year warrants to purchase an aggregate of 1,064,932 shares of common stock at $.375 per share.

All securities were issued pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended, under Section 4(2) thereunder.

ITEM 27. EXHIBITS

Exhibit Number	Description

3.1	Certificate of Incorporation (1)

3.1(a)	Amendment to the Certificate of Incorporation (1)

3.2	By-Laws (1)

4.1	Form of Secured Debenture (1)

4.2	Form of Secured Debenture (2)

4.3	Form of Series A Warrant (2)

4.4	Form of Series B Warrant (2)

4.5	Form of Exchange Bonus Warrant (2)

5.1	Legal Opinion of Sichenzia Ross Friedman Ference LLP

10.1	Employment Agreement dated April 11, 2006 between the Company and Howard Leventhal (1)

10.2	Securities Purchase Agreement dated as of April 14, 2006 among the Company and the purchasers identified on the signature page thereto (1)

10.3	Security Agreement dated as of April 14, 2006 by and between the Company and Axiom Capital Management Inc. as collateral agent (1)

10.4	Lease Agreement dated June 12, 2006 by and between the Company and Giovanni Gullo and Maria Gullo Family Limited Partnership (3)

10.5	Sub-Agent Agreement dated August 14, 2006 between Trio Teknologies and the Company (3)

10.6	Form of Exclusive Plus One Authorized Agency Agreement between the Company and Verizon Wireless (3)

10.7	Distributor Retailer Agreement dated June 30, 2006 by and between EchoStar Satellite L.L.C. and the Company (3)

10.8	Form of Assignment of Patent Application (3)

10.9	Securities Purchase Agreement dated December 12, 2006 between the Company and the investors identified on the signature page thereof (2)

10.10	Collateral Agent Agreement dated December 12, 2006 between the Company and Axiom Capital Management, Inc. as collateral agent (2)

10.11	Registration Rights Agreement dated December 12, 2006 between the Company and the investors identified on the signature page thereof (2)

10.12	Amended and Restated Security Agreement dated December 12, 2007 between the Company and Axiom Capital Management, Inc. as collateral agent (2)

23.1	Consent of Sichenzia Ross Friedman Ference LLP (included in exhibit 5.1) *

23.2	Consent of Blackman Kallick Bartelstein, LLP

*	Filed previously.

(1) Incorporated by reference to the Company’s Registration Statement on Form 10-SB filed August 18, 2006.

(2) Incorporated by reference to the Company’s Current Report on Form 8-K filed on December 15, 2006.

(3) Incorporated by reference to the Company’s Amendment to Registration Statement on Form 10-SB filed October 16, 2006.

ITEM 28. UNDERTAKINGS

(a) The undersigned Registrant hereby undertakes to:

(1) file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and Notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation From the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

(iii) Include any additional or changed material information on the plan of distribution.

(g) for the purpose of determining liability under the Securities Act to any purchaser:

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form SB-2 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Wood Dale, Illinois, on this May 15, 2007.

USTELEMATICS, INC.

By:	/s/ Howard Leventhal
Howard Leventhal

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Howard Leventhal his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and any subsequent registration statements pursuant to Rule 462 of the Securities Act of 1933 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that attorney-in-fact or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Howard Leventhal	Director and Chief Executive Officer	May 15, 2007
Howard Leventhal	(Principal Executive and Accounting Officer)

/s/ Michael Slotky	Director	May 15, 2007
Michael Slotky